UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14 (a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Diamond Offshore Drilling, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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DIAMOND OFFSHORE DRILLING, INC.

15415 Katy Freeway

Houston, Texas 77094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2015

To our Stockholders:

The 2015 annual meeting of stockholders of Diamond Offshore Drilling, Inc. will be held at the offices of Loews Corporation, 667 Madison Avenue, New York, New York 10065 on Tuesday, May 19, 2015 at 8:30 a.m. local time for the following purposes:

(1)	To elect eleven directors, each to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent auditors for our company and its subsidiaries for fiscal year 2015;

(3)	To hold an advisory vote on executive compensation; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

Our stockholders of record at the close of business on March 27, 2015 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the annual meeting. Stockholders who execute proxies solicited by our Board of Directors retain the right to revoke them at any time. Unless you revoke your proxy, your shares of common stock represented by your proxy will be voted at the annual meeting in accordance with the directions given in your proxy. If you do not specify a choice on your proxy, the proxy will be voted for the nominees for director named in the attached proxy statement, for the ratification of the appointment of Deloitte & Touche LLP as our independent auditors and for the resolution approving executive compensation. The list of our stockholders may be examined at our executive offices at 15415 Katy Freeway, Suite 100, Houston, Texas 77094.

Additional information regarding the annual meeting is included in the attached proxy statement.

YOUR VOTE IS IMPORTANT. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED THEREWITH. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Sincerely,

David L. Roland
Senior Vice President, General Counsel and Secretary

April 2, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 19, 2015.

The proxy statement, proxy card and our 2014 annual report to stockholders are available at: www.diamondoffshore.com/proxy

DIAMOND OFFSHORE DRILLING, INC.

15415 KATY FREEWAY

HOUSTON, TEXAS 77094

PROXY STATEMENT

For the 2015 Annual Meeting of Stockholders

to be held on May 19, 2015

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors, or the Board, of Diamond Offshore Drilling, Inc., a Delaware corporation, which we refer to in this Proxy Statement as “we,” “us,” “our company,” “the Company” or “Diamond Offshore,” is providing you these proxy materials in connection with the Board’s solicitation of proxies from our stockholders for our 2015 annual meeting of our stockholders, or the Annual Meeting, and any adjournments and postponements of the Annual Meeting. The Annual Meeting will be held at the offices of Loews Corporation, 667 Madison Avenue, New York, New York 10065 on Tuesday, May 19, 2015 at 8:30 a.m. local time. We expect to begin mailing to our stockholders proxy materials or an Important Notice Regarding the Availability of Proxy Materials, which we refer to as a Notice, containing instructions describing how to access our proxy materials, including this Proxy Statement and our Annual Report, by the Internet or by telephone and how to vote shares, on or about April 6, 2015. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request it. Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by the Internet, telephone or mail as more fully described below.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you and our other stockholders entitled to vote at the Annual Meeting are requested to act upon proposals to elect eleven members of our Board of Directors to serve until our 2016 annual meeting of stockholders, to ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2015 and to approve executive compensation by advisory vote.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock, par value $.01 per share, at the close of business on March 27, 2015, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held. Shares of our common stock represented by a properly submitted proxy will be voted at the Annual Meeting. On the record date, 137,158,706 shares of our common stock, which is our only outstanding class of voting securities, were outstanding and entitled to vote.

Who can attend the Annual Meeting?

Only stockholders of record as of the close of business on March 27, 2015 and their accompanied guests, or the holders of their valid proxies, may attend the Annual Meeting. Each person attending the Annual Meeting will be asked to present valid government-issued picture identification, such as a driver’s license or a passport, before being admitted to the meeting. In addition, stockholders who hold their shares through a broker or nominee (i.e., in “street name”) should provide proof of their beneficial ownership as of March 27, 2015, such as a brokerage statement showing their ownership of shares as of that date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting and attendees will be subject to security inspections.

What constitutes a quorum?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

What vote is required to approve each item to be voted on at the Annual Meeting?

Majority Vote Standard for Election of Directors. Our Bylaws provide that a nominee for director in an uncontested election such as this one will be elected to the Board if all votes cast for that nominee’s election exceed the votes cast against his election. Shares that are voted to abstain with respect to any one or more nominees and broker non-votes will not be counted and will have no effect on the outcome of the voting for directors. In the event that an incumbent nominee does not receive a majority of the votes cast, the Board will require that director to tender his resignation and will establish a committee to consider whether to accept or reject that resignation. The Board will act on the committee’s recommendation and publicly disclose its decision.

Votes Required to Adopt Other Proposals. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to stockholders for consideration. Abstentions will be considered present for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter voted upon, and since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes will not be considered present for purposes of calculating the vote.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote as follows:

•	FOR each of the nominees for director named in this Proxy Statement;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2015; and

•	FOR the resolution approving executive compensation.

How do I vote?

You may vote in person at the Annual Meeting or you may give us your proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. As described below, you can change your vote at the Annual Meeting. You can vote by proxy over the telephone by calling a toll-free number, electronically by using the Internet or through the mail as described below. The telephone and Internet voting procedures have been provided for your convenience and are designed to authenticate your identity, allow you to give voting instructions and confirm that your voting instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the proxy card. If you are a holder of record and received your Proxy Statement and Annual Report by mail, you can vote by signing, dating and completing the proxy card included therewith and returning it by mail in the enclosed postpaid envelope. If you received a Notice and wish to vote by traditional proxy card, you may receive a full printed set of the proxy materials for the Annual Meeting at no charge through one of the following methods: (i) by the Internet at: www.proxyvote.com; (ii) by telephone at: 1-800-579-1639; or (iii) by e-mail at sendmaterial@proxyvote.com. Once you receive the Proxy Statement, Annual Report and proxy card, please sign, date and complete the proxy card and return it in the enclosed postpaid envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Can I change my vote after I return my proxy card?

Yes. Your proxy may be revoked at any time before its exercise by sending written notice of revocation to David L. Roland, Corporate Secretary, Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Suite 100, Houston, Texas 77094, or by signing and delivering a proxy that is dated later, or, if you attend the Annual Meeting in person, by giving notice of revocation to the Inspectors of Election referred to below at the Annual Meeting.

How will votes be recorded?

Votes will be tabulated by Broadridge Financial Solutions, Inc., and the results will be certified by one or more inspectors of election who are required to resolve impartially any interpretive questions as to the conduct of the vote, whom we refer to as the Inspectors of Election. In tabulating votes, the Inspectors of Election will make a record of the number of shares voted for or against each nominee and each other matter voted upon, the number of shares abstaining with respect to each nominee or other matter, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and to publish the final results in a current report on Form 8-K following the Annual Meeting.

What is the date of this Proxy Statement?

The date of this Proxy Statement is April 2, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information, at March 25, 2015 unless otherwise indicated, as to all persons who, to our knowledge, were the beneficial owners of 5% or more of the outstanding shares of our common stock, which is our only outstanding class of voting securities. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Loews Corporation	72,888,374	(1)	53.1%
	667 Madison Avenue
	New York, NY 10065-8087

(1)	Loews Corporation has sole investment power and sole voting power over the shares.

Loews Corporation, or Loews, is a holding company. In addition to us, its principal subsidiaries are CNA Financial Corporation, a 90% owned subsidiary engaged in commercial property and casualty insurance; Boardwalk Pipeline Partners, LP, a 53% owned subsidiary engaged in the transportation and storage of natural gas and natural gas liquids and gathering and processing of natural gas; and Loews Hotels Holding Corporation, a wholly-owned subsidiary engaged in the operation of a chain of hotels.

Because Loews holds a majority of the outstanding shares of our common stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. We understand that Loews intends to vote for the election of the eleven nominees for the Board of Directors, for the ratification of the appointment of Deloitte & Touche LLP as our independent auditors and for the resolution approving executive compensation. There are no agreements between us and Loews with respect to the election of our directors or officers or with respect to the other matters that may come before the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the amount and nature of beneficial ownership of our common stock and of the common stock, par value $0.01 per share, of Loews, or Loews Common Stock, beneficially owned by each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table below, and all of our directors and executive officers as a group, as of March 3, 2015. All of our directors and executive officers individually and as a group own less than 1% of our common stock. Except as otherwise noted, the named beneficial owner has sole voting power and sole investment power with respect to the number(s) of shares shown below. The number of shares included with respect to stock appreciation rights, or SARs, granted under our Equity Incentive Compensation Plan, or Equity Plan, which we adopted in 2014 and which amended and restated our Second Amended and Restated 2000 Stock Option Plan, as amended, is the number of shares of our common stock each person would have received had they exercised their SARs, based on the fair market value per share ($29.79) of our common stock, determined in accordance with the terms of our Equity Plan, on March 3, 2015.

Name of Beneficial Owner	Shares of Our Common Stock	Shares of Loews Common Stock	% of Loews Common Stock
James S. Tisch (1)	20,000	15,802,550	4.2%
Marc Edwards (2)	10,807	0	*
John R. Bolton	854	0	*
Charles L. Fabrikant (3)	6,000	1,200	*
Paul G. Gaffney II (4)	9,000	0	*
Edward Grebow	3,000	1,500	*
Herbert C. Hofmann	0	0	*
Kenneth I. Siegel (5)	0	5,840	*
Clifford M. Sobel	0	0	*
Andrew H. Tisch (6)	0	15,134,554	4.1%
Raymond S. Troubh (7)	10,000	30,000	*
Lawrence R. Dickerson	0	0	*
Gary T. Krenek (8)	1,000	0	*
John M. Vecchio (9)	6	0	*
William C. Long (10)	2,580	0	*
Lyndol L. Dew	0	0	*
Beth G. Gordon	0	0	*
All Directors and Executive Officers as a Group (17 persons including those listed above (other than Mr. Dickerson and Mr. Long)) (11)	60,667	31,043,144	8.3%

*	Less than 1% of the Loews Common Stock.

(1)

The number of shares of our common stock includes 15,000 shares of common stock issuable upon the exercise of stock options granted under our Equity Plan that are exercisable at March 3, 2015 or within 60 days thereafter. The number of shares of Loews Common Stock includes 41,002 shares of Loews Common Stock issuable upon the exercise of stock options granted under the Loews Corporation Stock Option Plan that are currently exercisable. The number of shares of Loews Common Stock also includes 10,262,359 shares held by trusts of which Mr. J.S. Tisch is the managing trustee and 445,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power.

(2)

Mr. Edwards succeeded Mr. Dickerson as our President and Chief Executive Officer and as a director on March 3, 2014. The number of shares of our common stock represents shares issued in connection with restricted stock units, as to which Mr. Edwards shares voting and investment power with his spouse.

(3)

The number of shares of our common stock includes 3,000 shares of our common stock issuable upon the exercise of stock options granted under our Equity Plan that are exercisable at March 3, 2015 or within 60 days thereafter. The number of shares of our common stock includes 500 shares held by the estate of Mr. Fabrikant’s mother over which Mr. Fabrikant is the executor. The number of shares of Loews Common Stock includes 600 shares held by a trust of which Mr. Fabrikant and his sister are the trustees and share voting and investment power.

(4)

The number of shares of our common stock includes 4,000 shares of our common stock issuable upon the exercise of stock options granted under our Equity Plan that are exercisable at March 3, 2015 or within 60 days thereafter. The number of shares of our common stock includes 2,000 shares held by a trust of which Mr. Gaffney is the trustee and 3,000 shares held by a trust of which his spouse is the trustee.

(5)

The number of shares of Loews Common Stock represents shares of Loews Common Stock issuable upon the exercise of stock options granted under the Loews Corporation Stock Option Plan that are currently exercisable.

(6)

The number of shares of Loews Common Stock includes 41,002 shares of Loews Common Stock issuable upon the exercise of stock options granted under the Loews Corporation Stock Option Plan that are currently exercisable. The number of shares of Loews Common Stock also includes 14,848,552 shares held by trusts of which Mr. A.H. Tisch is the managing trustee (inclusive of 4,872,469 shares held in trust for his benefit) and 245,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.

(7)

The number of shares of our common stock includes 5,000 shares of our common stock issuable upon the exercise of stock options granted under our Equity Plan that are exercisable at March 3, 2015 or within 60 days thereafter.

(8)	The number of shares of our common stock represents shares as to which Mr. Krenek shares voting and investment power with his spouse.
(9)	The number of shares of our common stock represents shares held by virtue of Mr. Vecchio’s investment in our common stock pursuant to our Retirement Plan.
(10)

The number of shares of our common stock represents shares held by virtue of Mr. Long’s investment in our common stock pursuant to our Retirement Plan. Mr. Long resigned as an officer of our company on June 11, 2014.

(11)

The number of shares of our common stock owned by all directors and executive officers as a group excludes shares of our common stock owned by William C. Long, who is no longer an officer of our company. See “Executive Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, file initial reports of ownership and reports of changes in ownership of our equity securities with the Securities and Exchange Commission, or the Commission, and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of these reports furnished to us and written representations that no report on Form 5 was required for 2014, we believe that, with one exception, during 2014 our directors, executive officers and beneficial owners of more than ten percent of our common stock complied with all applicable filing requirements under Section 16(a) of the Exchange Act and that all of their filings were timely made. A Form 4 for Mr. Fabrikant reflecting purchases of 2,000 shares of our common stock was filed four days late due to a communication error.

ELECTION OF DIRECTORS

(Proposal No. 1)

Our Board of Directors currently consists of eleven directors. All directors are elected annually to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal. Our Board of Directors elects our officers annually to serve until the next annual meeting of the Board of Directors and until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal from office. The names and information regarding our nominees, including their business experience during the past five years and other background information and individual qualifications, attributes and skills, are stated below. Each of the nominees is currently a director, and Mr. J.S. Tisch and Mr. A.H. Tisch are brothers. Each of the eleven directors to be elected at the Annual Meeting will serve a term of one year to expire at our 2016 annual meeting of stockholders.

It is intended that the proxies received from holders of our common stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of each of the below nominees. Although we do not contemplate that any of the nominees will be unable to serve, decline to serve or otherwise be unavailable as a nominee at the time of the Annual Meeting, if that occurs we expect that the proxies will be voted for such other candidate or candidates as our Board of Directors may nominate.

Name	Position	Age as of January 31, 2015	Director Since
James S. Tisch (1)	Chairman of the Board	62	1989
Marc Edwards (1)	Director, President and Chief Executive Officer	54	2014
John R. Bolton (2)	Director	66	2007
Charles L. Fabrikant (2)	Director	70	2004
Paul G. Gaffney II (3)	Director	68	2004
Edward Grebow (2)(3)	Director	65	2008
Herbert C. Hofmann	Director	72	1992
Kenneth I. Siegel Clifford M. Sobel	Director Director	58 65	2014 2011
Andrew H. Tisch (1)	Director	65	2011
Raymond S. Troubh (2)(3)	Director	88	1995

(1)	Member, Executive Committee of the Board of Directors
(2)	Member, Audit Committee of the Board of Directors
(3)	Member, Compensation Committee of the Board of Directors

James S. Tisch has served as Chairman of the Board since November 1995 and as a director since June 1989. He served as our Chief Executive Officer from March 1998 to May 2008. Mr. Tisch is the President and Chief Executive Officer, a member of the Office of the President and a director of Loews, a diversified holding company. Mr. Tisch also serves as a director of CNA Financial Corporation, a subsidiary of Loews, and General Electric Company.

Mr. Tisch’s experience as our former Chief Executive Officer and his extensive background with our company have provided him with unique knowledge of and insight into our business and operations, and have enabled him to be instrumental in providing us with both strategic direction and operational oversight. Our Board believes that Mr. Tisch’s leadership and experience at Loews, together with his direct experience in managing our business and his institutional knowledge of our company, cause his contributions to our Board and its deliberations to be of exceptional value. In addition, Mr. Tisch’s status as the President and Chief Executive Officer of Loews, a significant stockholder of our company, enables our Board to have direct access to the perspective of our stockholders and ensures that the Board will take into consideration the interests of our stockholders in all Board decisions.

Marc Edwards has served as our President and Chief Executive Officer and as a director since March 3, 2014. Mr. Edwards previously served as a member of Halliburton Company’s Executive Committee and as its Senior Vice President responsible for its Completion and Production Division from January 2010 to February 2014, and as Vice President for Production Enhancement of Halliburton Company from January 2008 through December 2009.

Mr. Edwards developed an extensive background in the global energy industry during his tenure at Halliburton Company that enables him to provide valuable contributions and a new perspective to our Board. His broad experience and understanding of the worldwide energy services industry gained during his service as a senior executive at Halliburton Company provides valuable insight to our Board’s strategic and other deliberations.

John R. Bolton has served as a director since January 2007. Mr. Bolton is a Senior Fellow of the American Enterprise Institute and is Of Counsel to Kirkland & Ellis LLP. Mr. Bolton also served as a director of EMS Technologies, Inc. from July 2009 to August 2011. Mr. Bolton served in the U.S. Department of State as the U.S. Permanent Representative to the United Nations from 2005 to 2006 and as Under Secretary for Arms Control and International Security from 2001 to 2005.

Mr. Bolton brings to our Board his breadth of experience in international affairs and governmental service. His wide-ranging public policy experience and background in public affairs are a source of valuable knowledge and skills. Particularly in light of our international operations, Mr. Bolton’s unique perspective allows him to make important contributions to the work of our Board.

Charles L. Fabrikant has served as a director since January 2004. Mr. Fabrikant is the Executive Chairman of the Board and Chief Executive Officer of SEACOR Holdings Inc., which operates offshore support vessels servicing oil and gas exploration and development. Mr. Fabrikant served as its Executive Chairman of the Board from September 2010 until February 2015, after having served as Chairman of the Board, Chief Executive Officer and President from 1989 to 2010. Mr. Fabrikant serves as the Non-Executive Chairman of the Board of ERA Group Inc., an international helicopter operator providing transportation services to the offshore drilling industry, which was wholly owned by SEACOR Holdings Inc. prior to 2013. He served as its President and Chief Executive Officer from October 2011 to April 2012 and has served as Chairman of the Board since July 2011.

As the Executive Chairman, and formerly the Chairman and Chief Executive Officer, of SEACOR Holdings Inc., a company that owns, operates, invests in and markets equipment for the offshore oil and gas, industrial aviation, and marine transportation industries worldwide, Mr. Fabrikant has an extensive background and practical, hands-on experience in the offshore energy industry. This background provides Mr. Fabrikant particular insight into many of the business decisions that come before our Board.

Paul G. Gaffney II has served as a director since October 2004. Mr. Gaffney is President Emeritus of Monmouth University, having served as President from 2003 to July 2013, and has served Monmouth University as a consulting fellow to the Urban Coast Institute since August 2013. In October 2014, he was appointed Chair of the Federal Advisory Committee Act committee: “Ocean Exploration Advisory Board.” Mr. Gaffney served as a consultant to Capital Formation Counselors, Inc., a strategic planning consulting firm, from September 2013 to December 2014. He also chaired the National Research Council Study, “Assessment of Marine Hydrokinetic Energy,” from October 2010 until March 2013, and co-chaired the decadal review of the National Ocean Exploration Program from January 2012 until November 2012. In February 2010, Mr. Gaffney was elected to the National Academy of Engineering, a private, independent, nonprofit institution that advises the federal government and conducts independent studies that examine important topics in engineering and technology. Mr. Gaffney is a retired Navy Vice Admiral and has been recognized with numerous military decorations.

Mr. Gaffney’s military experience, leadership in academia and expertise in ocean policy have provided him with valuable knowledge of both the complex management and oversight issues faced by large institutions as well as policy and operational issues affecting the offshore drilling industry. His distinguished naval career spanned over three decades including duty at sea, overseas, and ashore in executive and command positions.

While a military officer, his career focused on oceanography, research administration and education, and his experience includes oceanographic operations in distant oceans, global weather forecasting and marine science sponsorship including severe weather prediction research. As a result of this knowledge and experience, Mr. Gaffney provides our Board meaningful insights and a unique perspective, which benefit the Board’s decision-making process.

Edward Grebow has served as a director since July 2008. Mr. Grebow has served as Managing Director of Morgan Joseph TriArtisan LLC, an investment and merchant bank, since November 2013. He served as President and Chief Executive Officer of Amalgamated Bank, a commercial bank, from April 2011 to November 2013. Mr. Grebow also served as managing director of J.C. Flowers & Co. LLC, a private equity firm with a focus on financial services companies, from 2007 to March 2011, a director of Saddle River Valley Bank from 2010 to 2011 and a director of Flowers National Bank from 2008 to 2011. Mr. Grebow served as President of ULLICO Inc., an insurance and financial services firm, from 2003 to 2006.

Mr. Grebow’s broad experience in commercial and investment banking, private equity, insurance and financial services enables him to provide our Board valuable insight and the benefit of his extensive knowledge of and background in financial services, investment and management. This experience and knowledge also qualifies him to serve as the financial expert on our Board’s Audit Committee.

Herbert C. Hofmann has served as a director since January 1992. Mr. Hofmann served as a Senior Vice President of Loews for over five years until May 2012 and was the President and Chief Executive Officer of Bulova Corporation, formerly a subsidiary of Loews, from 1989 until January 2008.

Mr. Hofmann has had extensive experience in his positions at Loews and practical, hands-on experience as the former Chief Executive Officer of Bulova Corporation, a company that distributes and sells watches and clocks. He also has a long background with our company, having served as a director since 1992. Mr. Hofmann’s management background, combined with his institutional knowledge of our company, provide Mr. Hofmann particular insight into many of the business decisions that come before our Board.

Kenneth I. Siegel has served as a director since March 2014. Mr. Siegel has served as a Senior Vice President of Loews since June 2009. He has served a director of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews, since October 2009 and as its Chairman of the Board since December 2011. Mr. Siegel served as a senior investment banker at Barclay’s Capital from 2008 to 2009, and he served in a similar capacity at Lehman Brothers from 2000 to 2008.

Mr. Siegel has extensive experience with capital markets and merger and acquisition transactions due to his positions at Barclay’s Capital and Lehman Brothers. Mr. Siegel’s experience in his position at Loews provides him with knowledge of the energy industry and broad knowledge of and insight into the operations of Loews and the businesses in which it is engaged, including our company and its business. This experience, and his financial expertise, enable him to provide valuable insight to our Board in its deliberations and decision-making process.

Clifford M. Sobel has served as a director since July 2011. Mr. Sobel served as U.S. Ambassador to The Netherlands from 2001 until 2005 and U.S. Ambassador to Brazil from July 2006 until August 2009. He is presently Managing Partner of Valor Capital Group LLC, an investment group investing in Brazil. Previously he served as Chairman of Net2Phone, an Internet provider listed on the NASDAQ. Mr. Sobel is a member of the Millennium Promise Board, a non-governmental organization supporting the UN Millennium Development Goals, and also serves on the Advisory Boards to the American Military Commander of Europe and NATO, as well as the Command for American Forces for Central and South America.

Mr. Sobel’s experience in foreign service and diplomatic background in important markets for our offshore drilling services provide him a unique perspective that adds value to the deliberations of our Board. His investment expertise combined with his experience and involvement in international affairs enable him to provide valuable insight and contributions to the work of our Board, particularly with respect to our international operations.

Andrew H. Tisch has served as a director since May 2011. He has served as a Co-Chairman of the Board of Directors of Loews since 2006, and serves as Chairman of the Executive Committee and a member of the Office of the President of Loews. He is also a director of K12 Inc. Mr. Tisch served as Chairman of the Board of Directors of K12 Inc. from May 2007 until June 2012. He is also a director of CNA Financial Corporation and of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews. Mr. Tisch has been a director of Loews since 1985.

Mr. Tisch has served as a member of the Office of the President of Loews since 1999, and prior to that time had served Loews in a number of executive positions. This experience has provided him with broad knowledge of and insight into the operations of Loews and the businesses in which it is engaged, including our company and its business. This experience, coupled with Mr. Tisch’s institutional knowledge, is especially beneficial to our Board and its deliberations and decision-making process.

Raymond S. Troubh has served as a director since November 1995. Mr. Troubh has been a financial consultant for over five years, is a former Governor of the American Stock Exchange and a former general partner of Lazard Freres & Co., an investment banking firm. Mr. Troubh is a director of General American Investors Company and Gentiva Health Services, Inc. He served as a director of The Wendy’s Company from June 1994 until May 2014.

Mr. Troubh’s breadth of experience, having served as a director of a number of companies in a variety of industries, as well as his skills and extensive background in finance and capital markets, enable him to provide valuable insight into business deliberations and judgments that come before our Board.

Director Independence

Because more than 50% of our outstanding common stock is held by Loews, we are a “controlled company” under the corporate governance listing standards of the New York Stock Exchange, or the NYSE Listing Standards. Although the NYSE Listing Standards do not require controlled companies to maintain a majority of independent directors, our Board currently is comprised of a majority of independent directors. Our Board of Directors has determined that Mr. Bolton, Mr. Fabrikant, Mr. Gaffney, Mr. Grebow, Mr. Sobel and Mr. Troubh, whom we refer to as Independent Directors, are independent under the NYSE Listing Standards. The Board considered all relevant facts and circumstances known to it and applied the independence guidelines described below in determining that none of the Independent Directors has any material relationship with us or our subsidiaries. In making its determination with respect to Mr. Fabrikant, our Board also considered the commercial relationship between our company and certain subsidiaries of SEACOR Holdings Inc., of which Mr. Fabrikant is the Executive Chairman of the Board, and determined that Mr. Fabrikant meets all of the requirements described above for Independent Directors and does not have a material relationship with us. Please read “Transactions with Related Persons—Transactions with Other Related Parties” below for more information concerning Mr. Fabrikant’s relationship with us.

The Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if:

(1) any of the following relationships existed during the past three years:

(i)

the director is our employee or the employee of any of our subsidiaries or has received more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or certain other forms of deferred compensation for prior service;

(ii)

the director provided significant advisory or consultancy services to us or any of our subsidiaries or is affiliated with a company or a firm that has provided significant advisory or consultancy services to us or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iii)

the director has been a significant customer or supplier of us or any of our subsidiaries or affiliated with a company or firm that is a significant customer or supplier of us or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iv)	the director has been employed by or affiliated with an internal or external auditor that within the past three years provided services to us or any of our subsidiaries; or

(v)	the director has been employed by another company where any of our current executives serve on that company’s compensation committee;

(2) the director’s spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law, or any other person sharing the director’s home (other than a domestic employee), has a relationship described in (1) above; or

(3) the director has any other relationships with us or any of our subsidiaries or with members of senior management that our Board of Directors determines to be material.

Committees of the Board of Directors

Our Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. We do not have a nominating committee. Because we are a “controlled company” under the NYSE Listing Standards, a nominating committee is not required and our Board of Directors has determined that it is appropriate for us not to have the committee. In lieu of a nominating committee, the entire Board of Directors participates in the consideration of director nominees.

Executive Committee

The Executive Committee of the Board of Directors consists of three members: Mr. Edwards, Mr. A.H. Tisch and Mr. J.S. Tisch. The Executive Committee has and may exercise all the powers of our Board of Directors in the management of our business that may lawfully be delegated to it by our Board of Directors. During 2014, the Executive Committee held five meetings.

Audit Committee

The Audit Committee of the Board of Directors consists of four members: Mr. Grebow, Mr. Bolton, Mr. Fabrikant and Mr. Troubh. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors and to approve all engagement fees and terms for the independent auditors. Our Board of Directors has adopted a written Audit Committee charter, which can be found in the Corporate Governance section of our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. The Board has determined that each member of the Audit Committee is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the NYSE Listing Standards. The Board has determined that Mr. Grebow qualifies as an “audit committee financial expert” under the rules of the Commission.

Compensation Committee

The Compensation Committee of the Board of Directors consists of three members (Mr. Gaffney, Mr. Grebow and Mr. Troubh), each of whom is an Independent Director. The primary function of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee is also responsible to review and make recommendations to our Board with respect to our Incentive Compensation Plan for Executive Officers, or Incentive Compensation Plan, and our Equity Plan, with respect to our executive officers, and to oversee these plans. The Compensation Committee is authorized to discharge any responsibilities imposed on it by these plans. Our Board of Directors has adopted a written Compensation Committee charter, which can be found in the Corporate Governance section of our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. In accordance with its charter, the Compensation Committee may form and delegate authority to sub-committees consisting of one or more of its members when appropriate. See “Compensation Discussion and Analysis” for more information about the responsibilities of the Compensation Committee and the role of executive officers with respect to compensation matters.

Director Nominating Process

Our Board of Directors will, subject to the terms of our Certificate of Incorporation and Bylaws, review candidates recommended by stockholders for positions on the Board of Directors. The Bylaws provide that any stockholder entitled to vote generally in the election of directors at a meeting of stockholders who complies with the procedures specified in the Bylaws may nominate persons for election to the Board of Directors, subject to any conditions, restrictions and limitations imposed by our Certificate of Incorporation or Bylaws. These procedures include a requirement that our Corporate Secretary receive timely written notice of the nomination, which, for the 2016 annual meeting of stockholders, means that the nomination must be received no later than February 19, 2016. Any notice of nomination must be addressed to Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary and must include, in addition to any other information or matters required by our Certificate of Incorporation or Bylaws, the following:

(i)	the name and address of the stockholder submitting the nomination and of the person or persons to be nominated;

(ii)

a representation that the stockholder is a holder of our capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iii)

a description of all contracts, arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(iv)

such other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy or information statement filed pursuant to the Exchange Act and the rules and regulations under it; and

(v)	the consent of each nominee to serve as our director if so elected.

Nominations of directors may also be made by the Board of Directors or as otherwise provided in our Certificate of Incorporation or Bylaws. In determining whether it will nominate a candidate for a position on our Board of Directors, the Board considers those matters it deems relevant, which may include, but are not limited to, integrity, judgment, business specialization, technical skills, independence, potential conflicts of interest and the present needs of the Board of Directors. In identifying, evaluating and nominating individuals to serve as our directors, including those identified by stockholders, our Board does not have any formal policy with respect to diversity and does not rely on any preconceived diversity guidelines or rules. Rather, our Board believes that our company is best served by directors with a wide range of perspectives, professional experiences, skills and other individual qualities and attributes. The Board retains its full discretion in making all such determinations, and also takes into account any restrictions, requirements or limitations contained in our Certificate of Incorporation or Bylaws, or any agreement to which we are a party.

Executive Sessions of Non-Management Directors

Our non-management directors meet in regular executive sessions without management participation. In addition, an executive session including only the Independent Directors is held at least annually. Upon the recommendation of the non-management directors and Independent Directors, our Board of Directors has selected Edward Grebow to act as the current Lead Director and to serve as the presiding director at these meetings.

Board Leadership Structure

Our Board’s leadership structure consists of our Chairman of the Board, James S. Tisch, and our Lead Director, currently Edward Grebow, who is also the Chairman of our Board’s Audit Committee. Currently our Chairman of the Board is not one of our executive officers, although from March 1998 to May 2008, Mr. J.S. Tisch also served as our Chief Executive Officer. As provided in our corporate governance guidelines, the Board has no fixed policy with respect to combining or separating the offices of Chairman of the Board and Chief Executive Officer; the Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances and the Board continues to reserve the right to make this determination. Our Board believes that this structure permits it to obtain input and guidance from both senior management and non-management directors, including through the Lead Director, and provides sufficient flexibility to adapt to changing circumstances, which enable the Board to fulfill its oversight role.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and, to the extent practicable, managing risk and its impact on the financial health of our company. Our management periodically has discussions with our Board and our Audit Committee which, among other things, assist in identifying the principal risks facing our company, identifying and evaluating policies and practices that promote a culture that actively balances risk and reward, and evaluating risk management practices. These opportunities to interact enable the non-management directors to conduct meaningful and substantive discussions concerning these issues with senior management during Board and Audit Committee meetings.

Director Attendance at Meetings

During 2014 there were nine meetings of the Board of Directors, eight meetings of the Audit Committee and five meetings of the Compensation Committee. During 2014, each of our incumbent directors then in office attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which that director served. We do not have a specific policy regarding attendance by directors at annual meetings of stockholders, but the Board encourages all directors to attend the annual meeting while recognizing that circumstances may prevent attendance from time to time. All of our directors then in office attended our 2014 annual meeting of stockholders.

Director Compensation

We currently pay each of our directors who is not our employee or an employee of any of our subsidiaries or of Loews or any other affiliated companies a cash retainer of $50,000 per year in quarterly installments. In addition, in 2014, our non-employee directors, other than Mr. J.S. Tisch, received an award of 1,000 SARs each quarter in accordance with the terms of our Equity Plan. Our Chairman of the Board, Mr. J.S. Tisch, received an award of 7,500 SARs each quarter in accordance with the terms of our Equity Plan. These SARs vest immediately and have a term of ten years from the date of grant. In addition, the Chairman of the Audit Committee receives an annual cash retainer of $15,000, the Chairman of the Compensation Committee receives an annual cash retainer of $10,000 and the Lead Director receives an annual cash retainer of $10,000. We pay each of our directors who is not our employee or an employee of any of our subsidiaries or of Loews or any other affiliated companies a fee of $1,500 for attendance at each meeting of our Board of Directors and $1,000 for attendance at each meeting of the Audit Committee or Compensation Committee, in addition to the reasonable costs and expenses incurred by these directors in relation to their services.

The following table provides information on our compensation of non-employee directors for 2014:

Director Compensation for 2014

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	All Other Compen- sation (3)	Total
James S. Tisch	$—	$312,564	$791,719	$1,104,283
John R. Bolton	67,500	41,675	54,000	163,175
Charles L. Fabrikant	67,500	41,675	68,625	177,800
Paul G. Gaffney II	75,500	41,675	70,500	187,675
Edward Grebow	98,500	41,675	51,000	191,175
Herbert C. Hofmann	60,500	41,675	40,500	142,675
Kenneth I. Siegel	—	35,058	4,500	39,558
Clifford M. Sobel	60,500	41,675	33,000	135,175
Andrew H. Tisch	—	41,675	34,500	76,175
Raymond S. Troubh	73,500	41,675	75,000	190,175

(1)

These amounts represent all fees earned for service as a director during 2014. The annual retainer fees for the Lead Director, Chairman of the Audit Committee and Chairman of the Compensation Committee are each paid in quarterly installments. Mr. Grebow received retainers totaling $10,000 and $15,000 in 2014 as Lead Director and Chairman of the Audit Committee, respectively. Mr. Gaffney received a retainer totaling $10,000 in 2014 as Chairman of the Compensation Committee.

(2)

These amounts represent the aggregate grant date fair value of these awards pursuant to our Equity Plan through December 31, 2014 computed in accordance with the Financial Accounting Standards Board’s, or FASB, Accounting Standards Codification, or ASC, Topic 718, or FASB ASC Topic 718. Assumptions used in the calculation of dollar amounts of these awards are included in Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Commission on February 23, 2015. Other than Mr. J.S. Tisch, each director who is not our employee received a quarterly award of 1,000 SARs in accordance with the terms of our Equity Plan. Our Chairman of the Board, Mr. J.S. Tisch, received a quarterly award of 7,500 SARs in accordance with the terms of our Equity Plan. Mr. J.S. Tisch was awarded a higher number of SARs than our other non-employee directors because of the unique position Mr. J.S. Tisch holds as Chairman of the Board and in his role as a member of the Executive Committee of our Board of Directors, and because of the additional responsibilities and efforts required of him in that position. We also considered the contributions that Mr. J.S. Tisch makes to our Board of Directors and its deliberations, as described above under “Election of Directors—James S. Tisch” and to our company generally, in determining to grant him such SARs. The SARs granted to our non-employee directors vested immediately and have terms of ten years from the date of grant. At December 31, 2014, the aggregate number of stock option awards and SARs outstanding for each non-employee director was as follows: Mr. James S. Tisch, 270,000; Mr. John R. Bolton, 19,500; Mr. Charles L. Fabrikant, 24,500; Mr. Paul G. Gaffney II, 25,000; Mr. Edward Grebow, 18,500; Mr. Herbert C. Hofmann, 15,000; Mr. Kenneth I. Siegel, 3,000; Mr. Clifford M. Sobel, 12,500; Mr. Andrew H. Tisch, 13,000; and Mr. Raymond S. Troubh, 26,000.

(3)

These amounts represent payments of cash made pursuant to anti-dilution adjustments under the terms of our Equity Plan to directors with stock option and/or SAR awards outstanding in 2014, whose awards vested immediately upon granting. During 2014 we made four such payments, each in the amount of $0.75 per outstanding and unexercised stock option and/or SAR that was held and vested as of February 19, May 7, August 6 and November 5, 2014.

Code of Ethics and Corporate Governance Guidelines

We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code can be found in the Corporate Governance section of our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. We intend to post any changes to or waivers of this code for our principal executive officer, principal financial officer and principal accounting officer on our website. In addition, our corporate governance guidelines are also available in the Corporate Governance section of our website. We will provide a printed copy of our corporate governance guidelines to any stockholder upon request.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board of Directors—Audit Committee,” the primary role of the Board’s Audit Committee is to oversee the Company’s financial reporting process and manage its relationship with the independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2014 with the Company’s management and independent auditors. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted and amended by the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which has been filed with the Commission.

THE AUDIT COMMITTEE

Edward Grebow, Chairman

John R. Bolton

Charles L. Fabrikant

Raymond S. Troubh

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program for 2014. In particular, it explains how our Compensation Committee made its compensation decisions for 2014 for our executive officers named in the Summary Compensation Table below, whom we refer to collectively as the Named Executive Officers, and describes how this compensation fits within our Compensation Committee’s guiding principles with respect to compensation of Named Executive Officers.

Objectives and Compensation Philosophy

Our executive compensation program is designed to enable us to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for our stockholders. To achieve this objective we have established a compensation policy for executive officers that combines elements of base salary with cash and stock-based incentive compensation, as well as benefits, which collectively provides a competitive total compensation opportunity based on performance. In selecting these elements of executive compensation, we have considered our historical compensation policies and practices as they have developed over time, national surveys of executive compensation at comparably sized companies in the energy industry and the executive compensation programs of various companies engaged in businesses similar to ours (although we do not benchmark our compensation to any particular group of companies), as well as applicable tax and accounting impacts of executive compensation. As part of this process, we refer to and consider executive compensation surveys and other information related to executive compensation levels and compensation practices as shown in the surveys that we review.

Elements of Compensation

The principal components of compensation for our Named Executive Officers are:

•	base salary;

•	incentive compensation awards;

•

grants of stock based awards, including stock appreciation rights, or SARs, and restricted stock units, or RSUs, each of which may vest over time and/or upon achievement of certain performance goals; and

•	retirement, life insurance, medical and related benefits.

We do not rely on formula-driven plans when determining the aggregate amount of compensation for each Named Executive Officer. The primary factor in setting compensation is an evaluation of the individual’s performance in the context of our company’s performance and our past compensation policies and practices. In addition, the compensation package for Mr. Edwards was approved in February 2014 in connection with his appointment by our Board of Directors to serve as our Chief Executive Officer. Accordingly, the Compensation Committee considers individual performance factors that include the Compensation Committee’s view of the performance of the individual, the responsibilities of the individual’s position, and the individual’s contribution to our company and to our financial and operational performance for the most recently completed fiscal year. There is no specific weighting given to each factor, but rather the Compensation Committee considers and balances these factors in its business judgment and discretion.

We also have reviewed and considered compensation levels and practices as shown in the surveys and other materials referred to above. Based on these factors, we determine an overall level of cash compensation—a significant portion of which is incentive-based—and stock-based awards, which are described further below. When compensation for the Named Executive Officers is evaluated, the Compensation Committee will consider, among other things, the following information:

•	The opportunity for compensation for the current year, which includes salary, target cash incentive compensation and the potential value of equity-based grants;

•	The actual compensation history from previous years, including salary and actual cash incentive compensation earned; and

•	Any applicable provisions of the Named Executive Officer’s employment agreement.

Recommendations regarding compensation of our executive officers are prepared by our Chief Executive Officer. The recommendations are reviewed with and are acted upon by the Compensation Committee in accordance with its charter. However, our Chief Executive Officer does not participate in the preparation of recommendations, or the review, modification or approval of recommendations, with respect to his own compensation. The Compensation Committee does not delegate any of its functions in setting executive compensation under its charter to management, although our management and members of our Board provide recommendations to the Compensation Committee.

Base Salary

Each of our salaried employees, including our Named Executive Officers, is assigned a salary grade at the commencement of employment, which is subject to periodic review, pursuant to a system that considers objective criteria, such as the employee’s level of financial responsibility and supervisory duties, and the education and skills required to perform the employee’s functions; however, the assignment of an employee to a particular salary grade, or promotion to another salary grade, necessarily involves subjective judgments. Within each grade, salaries are determined within a range based primarily on subjective factors such as the employee’s contribution to our company and individual performance. No fixed, relative weights are assigned to these subjective factors. On occasion, an officer’s compensation may be fixed at a level above the maximum level for his or her salary grade in response to a subjective determination that the officer’s compensation, if set at the maximum level for his or her grade, would be below the level merited by his or her contributions to our company. In 2014, the annual base salary of each of our Named Executive Officers was determined by our Compensation Committee in light of performance reviews and the other factors described above, as well as the impact of limits on the deductibility of compensation under the Internal Revenue Code of 1986, as amended, which (together with the regulations promulgated thereunder, as each may be amended) we refer to as the Code, as discussed below. In connection with our hire of Mr. Edwards as our Chief Executive Officer on March 3, 2014, our Board of Directors approved the annual base salary to be paid to Mr. Edwards.

Incentive Compensation Awards

Annual cash bonus incentives may be awarded under our Management Bonus Program and, for our executive officers, under our Incentive Compensation Plan, each of which is intended to provide a means whereby certain of our selected officers and key employees may develop a sense of proprietorship and personal involvement in our development and financial success, and encourage the participants to remain with and devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders.

Incentive Compensation Plan. A significant portion of compensation of our Named Executive Officers comes from awards under our Incentive Compensation Plan. In 2014, this element of our compensation program made a significant portion of the participating executive officer’s annual compensation a function of our attainment of a pre-determined level of EBITDA (as defined below), which helps align their interests with those of our stockholders. Under our Incentive Compensation Plan, the Compensation Committee employs factors that are both quantitative (our attainment of the performance goal discussed below) and qualitative (the Compensation Committee’s assessment of the individual participant’s performance).

Solely for purposes of this calculation and for purposes of the performance goal established with respect to the vesting of RSUs granted to our Chief Executive Officer as discussed below, EBITDA is defined, for us and our subsidiaries on a consolidated basis, as an amount equal to consolidated net income (excluding extraordinary gains and extraordinary losses), determined in accordance with United States generally accepted accounting principles, or GAAP, for the applicable period plus or minus, as applicable, the following to the extent deducted in calculating such consolidated net income:

•

plus an amount equal to the sum of all interest, premium payments, debt discount, fees, charges and related expenses of our company and our consolidated subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, for such period;

•	plus or minus the provision for taxes based on income or revenues payable by us and our consolidated subsidiaries for such period;

•	plus the amount of depreciation and amortization expense for such period;

•	minus, without duplication, interest income for such period, as determined in accordance with GAAP; and

•	plus or minus, without duplication, the amount of non-operating income or expenses for such period, all as determined in accordance with GAAP.

Under the Incentive Compensation Plan, our Compensation Committee established an annual performance goal for participants (other than our Chief Executive Officer) expressed as an amount of target EBITDA for the performance period. For 2014, the Compensation Committee set this amount, in consultation with management, at $1.67 billion. The maximum amount of each performance award for 2014 was determined using a formula established by the Compensation Committee based on the ratio of actual EBITDA for 2014 compared to the average of 2014 target EBITDA and 2013 actual EBITDA. The Compensation Committee determined the amount available for the performance award to each participant by designating a performance rating for each participant expressed as a specified percentage of the participant’s eligible base salary and then exercising negative discretion to reduce the award amount. The performance award is based upon the product of the EBITDA ratio and such available amount, but cannot exceed the lesser of 100% of the participant’s eligible base salary (or, if our Chief Executive Officer is a participant, 250% of his eligible base salary) or $2.5 million. Although the amount of a performance award is a function of the actual EBITDA achieved for the performance period, failure to achieve the budgeted EBITDA target does not preclude the payment of an award, but rather has the effect generally of reducing (subject to the cap) the amount that would have been payable if the target had been achieved.

In accordance with Mr. Edwards’ employment agreement and our Incentive Compensation Plan, our Compensation Committee established a performance goal for Mr. Edwards of $1.06 billion of EBITDA during 2014. In addition, our Compensation Committee also established a performance goal, applicable only to Mr. Edwards, that he submit a strategic business plan to our Board of Directors on or before December 31, 2014. Under his employment agreement, for the 2014 performance period, Mr. Edwards is eligible to receive an incentive award of up to $500,000 upon achievement of 50% of targeted EBITDA, up to $1,500,000 upon achievement of targeted EBITDA, and a maximum of up to $2,500,000 upon achievement of 150% or more of targeted EBITDA, subject to the application of negative discretion at the discretion of the Compensation Committee.

The establishment of a cap, or maximum award, that limits the amount an individual may earn under the Incentive Compensation Plan, is an integral part of the determination of the executive’s overall potential cash compensation, based on the factors described above. Our Incentive Compensation Plan specifies an overall cap that limits the maximum amount payable under this plan to any participant for any performance period to $7.5 million per year. The Compensation Committee also limits the potential for excessive compensation by setting a cap on the percentage of eligible base salary payable under this plan to any participant during any performance period. In addition, the Compensation Committee retains the authority under the Incentive Compensation Plan to reduce an award, a concept called negative discretion, when the Compensation Committee deems appropriate. This allows the Compensation Committee to review and evaluate each participant’s performance in light of the year-end results which, we believe, serves to discourage excessive risk taking.

The annual performance goal and the cap on each participant’s award are established before the end of the first 90 days of the performance year and the decision as to whether to exercise negative discretion and authorize the payment of an award is generally made in the first quarter of the following year, after actual financial results for the performance period have been established and the Compensation Committee has determined whether applicable performance goals have been met. In determining whether or not to exercise negative discretion, the Compensation Committee has the ability to reassess the individual’s performance during the performance year or to consider other factors the Compensation Committee deems relevant.

In January 2015, our Compensation Committee determined that, for purposes of awards under our Incentive Compensation Plan and under our Chief Executive Officer’s employment agreement, we achieved $1.133 billion of EBITDA for the 2014 performance period, and our Chief Executive Officer timely submitted a strategic business plan. As a result, the Compensation Committee authorized incentive compensation awards under the Incentive Compensation Plan and Mr. Edwards’ employment agreement. In the exercise of its business judgment, in each case the Compensation Committee exercised its negative discretion to authorize incentive compensation awards for 2014 under the Incentive Compensation Plan and Mr. Edwards’ employment agreement in amounts that were less than the maximum amounts available for awards. Awards authorized under the Incentive Compensation Plan for 2014 were paid in full in February 2015. Awards paid to the Named Executive Officers under the Incentive Compensation Plan for 2014 are included in the column entitled “Non-Equity Incentive Plan Compensation” on the Summary Compensation Table below.

If any participant under the Incentive Compensation Plan ceases to be employed by us before the end of a performance period (other than due to Retirement, as defined in the plan, death or Disability, as defined in the plan), that participant will not be eligible to receive a bonus award for that performance period unless the Compensation Committee determines that payment of the award is in our best interest. As indicated on the Summary Compensation Table below, it was determined during 2014 that it was in our best interest to pay a prorated incentive compensation award to one of our Named Executive Officers whose employment with our company terminated during 2014. Participants who cease to be employed by us before the end of a performance period due to Retirement, death or Disability will receive an award prorated to the date of cessation of employment.

Management Bonus Program. Under our Management Bonus Program, our Board’s Executive Committee is authorized to establish an annual bonus pool based on the Executive Committee’s evaluation of our company during the year relative to peer companies, the performance of our share price and extraordinary events during the year. The Executive Committee generally establishes the bonus payouts from the bonus pool based upon corporate, group or individual performance, or a combination thereof, or such other subjective criteria as the committee considers appropriate. None of our Named Executive Officers earned awards under the Management Bonus Program for services performed in 2014 but instead earned awards under our Incentive Compensation Plan. Under our current practice, if the Executive Committee recommends an award to an executive officer under the Management Bonus Program, the Compensation Committee reviews and, in its discretion, approves any such award prior to its payment.

Stock-Based Awards

The third principal element of our compensation policy for Named Executive Officers is stock-based awards under our Equity Plan. In recent past years, we have awarded SARs to our Named Executive Officers under the Equity Plan and in 2014 we awarded performance-based RSUs to our Chief Executive Officer. Unlike base salary, bonuses and incentive compensation awards, which are earned and paid based on the annual performance of the individual and our company, awards of SARs have generally vested over a period of four years and had a term of ten years, and the RSUs that we granted to our Chief Executive Officer in 2014 vest, subject to satisfaction of the applicable performance goals, over a period of three years. Stock-based awards to the Named Executive Officers are designed to reward them for taking actions that benefit the long-term performance of our company. These awards are also designed to promote the retention of the services of executives during the vesting period because the awards will be forfeited in most circumstances if an executive voluntarily leaves our company before the awards vest, unless the Compensation Committee determines otherwise or the terms of an existing employment agreement require otherwise. As a result, these awards recognize performance over a longer term, encourage executives to continue their employment with us and directly link the value of the awards to appreciation in the price of our common stock. All of these elements further serve to align the executive’s interest with those of our stockholders.

Our current practice is to consider the establishment and granting of stock-based awards to executive officers in the first quarter of each year. In the first quarter of 2014, we granted only performance-based RSUs to our Chief Executive Officer and granted only SARs to each of our other Named Executive Officers. We established the awards of SARs in the first quarter of 2014 but granted the awards in four quarterly increments over the course of the year, the first grant being in April 2014, and the remaining three grants being in the following July and October and in January 2015. In addition, in January 2014 we made the final grant of SARs to our Named Executive Officers based on the annual award established in the first quarter of 2013. Each grant of SARs was made at an exercise or strike price equal to fair market value on the date of grant, which is defined in the Equity Plan as the mean between the highest and lowest reported sales price per share of our common stock on the New York Stock Exchange, or NYSE, on the trading day immediately preceding the date of grant.

With regard to any participant under the Equity Plan who is then a participant in our Incentive Compensation Plan or is a “covered employee” of our company within the meaning of Section 1.162-27(c)(2) of the regulations under the Code or an “officer” of our company as defined in Rule 16a-1(f) under the Exchange Act, which includes all of our executive officers and all of our Named Executive Officers, the authority to control and manage the operation and administration of the Equity Plan is vested in the Compensation Committee. Our Board’s Executive Committee administers the Equity Plan with respect to all of our other employees. Our Board of Directors has retained the authority to administer the Equity Plan with respect to our non-employee directors and any other eligible grantee under the Equity Plan for whom such authority has not been delegated to the Compensation Committee or the Executive Committee. The Board of Directors has also retained plenary authority to amend or terminate the Equity Plan.

SARs. Our Equity Plan provides for the grant of SARs, which constitute the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of the corresponding amount of common stock on the exercise date. In 2014, we awarded only SARs (payable in stock) to all participants in the Equity Plan (including Named Executive Officers) other than our Chief Executive Officer. This practice reduces the potential for stock dilution for our existing stockholders as the maximum number of shares issuable upon the exercise of SARs is less than the number of shares issuable upon the exercise of an equivalent number of stock options. The number of SARs granted to each of our Named Executive Officers (other than Mr. Edwards, who received only RSUs in 2014) has remained consistent over the past three years.

RSUs. Our Equity Plan also provides for the grant of RSUs, which are contractual rights to receive shares of our common stock in the future if the applicable vesting conditions are met. RSUs are contingent rights that are subject to forfeiture if the applicable vesting conditions are not met. Vesting conditions are determined by our Compensation Committee and may include continued employment over a specified period and/or the attainment of specified performance targets over a specified period. Unlike SARs, RSU awards have economic value when they vest even if our common stock price declines or stays flat, thus delivering more predictable value to our executive officers and providing us with retention benefits over the vesting term of the awards. The vesting of RSU awards may also be subject to the achievement of performance goals, in addition to time vesting requirements, which we believe further incentivizes our executive officers and aligns their interests more closely with those of our stockholders. In addition, because of their “full value” nature, RSU awards provide the opportunity to deliver the desired grant date fair value using a lesser number of shares than might otherwise be used to achieve the same value in SARs, enabling us to use our equity compensation resources more efficiently and manage the overall number of shares granted and possible resulting dilution. In 2014, we awarded RSUs to

Mr. Edwards that were subject to performance requirements and time-vesting requirements. In accordance with his employment agreement, we granted Mr. Edwards a target number of 52,581 RSUs, which number was determined based on a target grant date value of $3,000,000, prorated for the portion of 2014 during which he was our employee, divided by the volume weighted average price per share of our common stock on the NYSE during the ten trading days immediately preceding the date of grant.

Under the Equity Plan and Mr. Edwards’ RSU award certificate, our Compensation Committee established a performance goal for his RSUs expressed as a target amount of actual EBITDA for calendar year 2014, which the Compensation Committee set at $1.06 billion. As an additional performance goal for his RSUs, the Compensation Committee established a requirement that Mr. Edwards submit a strategic business plan to our Board of Directors by December 31, 2014. The percentage of the RSUs granted to Mr. Edwards in 2014 that Mr. Edwards could earn was based on the level of performance compared to his performance goals. Below is a table showing the number of RSUs earned upon level of goal achievement:

% of Goal Achievement	RSUs Earned
Less than 50%	0
50% (threshold)	35,054 (67% of target)
100% (target)	52,581 (100% of target)
150% or greater (maximum)	70,108 (133% of target)

In the event of performance falling between the levels stated above, linear interpolation is applied to determine the number of RSUs earned. To the extent that the RSUs awarded to Mr. Edwards in 2014 are earned based on achievement of his performance goals, the earned RSUs will vest in three equal, annual installments beginning on March 3, 2015. As an additional vesting requirement, Mr. Edwards is required to remain our employee through the applicable vesting date, unless his employment is terminated due to his death or Permanent Disability, or we terminate his employment without Cause or he terminates his employment for Good Reason, in which case they will vest in accordance with the terms of his award certificate. See “—Employment Agreements and Severance Arrangements.” The terms “Permanent Disability,” “Cause” and “Good Reason” are defined in Mr. Edwards’ employment agreement. Each RSU represents a contingent right to receive one share of common stock, and one share of our common stock will be delivered with respect to each vested RSU within 30 days after the applicable vesting date. Following determination of our actual EBITDA for 2014 and his timely submission of a strategic business plan to our Board, our Compensation Committee determined that Mr. Edwards accomplished the required performance goals and 52,581 RSUs awarded to Mr. Edwards became earned RSUs, thereby making them subject to the time-vesting schedule described above. In addition, Mr. Edwards’ employment agreement provides that he is entitled to receive additional RSUs to correspond to any payment of cash dividends in respect of our common stock prior to vesting. Accordingly, as of the date of this Proxy Statement, Mr. Edwards has been credited an additional 3,271 RSUs as a result of payment of cash dividends prior to the vesting date, subject to the same time-vesting schedule as the underlying earned RSUs.

Anti-Dilution Adjustment Payments and Dividend Equivalents. Our Equity Plan requires an anti-dilution adjustment upon the occurrence of certain corporate transactions including, among others, an extraordinary cash dividend. Under our current practice, following our declaration of a special cash dividend, in accordance with the terms of our Equity Plan our Compensation Committee approves a payment of cash in the amount of the special cash dividend for each outstanding and unexercised stock option and/or SAR as an anti-dilution adjustment to all executive officers who are participants in the Equity Plan (including Named Executive Officers) who held stock options and/or SARs that were outstanding as of the record date for such dividend. On the payment date for such special cash dividend, we pay the participant the anti-dilution adjustment payment with respect to stock options and SARs that were held and vested on the record date for the dividend. With respect to stock options and SARs that were outstanding but not yet vested as of the record date for such special cash dividend, we accrue the anti-dilution adjustment payment amount with respect to such stock options and SARs and then pay the participant the amount during the year after the applicable stock options and SARs vest. During 2014, we made four such payments, each in the amount of $0.75 per outstanding and unexercised stock option and/or SAR that was held and vested as of February 19, May 7, August 6 and November 5, 2014, in addition to payments of anti-dilution adjustments for previously unvested stock options or SARs that vested in 2014. In addition, the award certificate for the RSUs granted to Mr. Edwards in 2014 provides that upon our payment of any cash dividend on our common stock prior to vesting, Mr. Edwards will be credited with a number of additional RSUs (or earned RSUs, as the case may be) in respect of the award outstanding on the record date for such dividend. The number of additional RSUs to be credited to Mr. Edwards will be equal to the aggregate dividend payable with respect to the shares subject to such award divided by the volume weighted average price per share of our common stock on the NYSE for the ten consecutive trading days immediately preceding such record date. Such additional RSUs may be settled in cash or our common stock, at our option.

Employment Agreements and Severance Arrangements

The following discussion describes the material terms of our existing executive employment agreements with our Named Executive Officers:

Marc Edwards. Upon his hire in February 2014, we entered into an employment agreement with Mr. Edwards that continues until December 31, 2016 and may be renewed thereafter by mutual agreement. The contract specifies an annualized base salary of $1 million. Under his employment agreement, Mr. Edwards is also entitled to receive an annual incentive cash award, subject to the attainment of certain performance goals and subject to the negative discretion of our Compensation Committee, with a target amount of $1,500,000. In addition, his employment agreement provides that each calendar year Mr. Edwards will be granted RSUs with a target grant date value of not less than $3,000,000, subject to the achievement of applicable performance goals, periodic vesting requirements, the negative discretion of the Compensation Committee and continued employment (except as noted below).

Under his agreement, Mr. Edwards is entitled to certain severance payments if his employment is terminated under specified circumstances. Specifically, if during the term of his employment agreement we terminate Mr. Edwards as a result of his death or Permanent Disability, in addition to the benefits executive employees receive generally, including unpaid base salary through the termination date, unpaid annual bonus for a completed performance year and unpaid amounts under applicable plans, policies and programs, Mr. Edwards would be entitled to:

•

full vesting of any RSUs held by Mr. Edwards upon termination of employment with respect to which the applicable performance goals have been achieved and which are subject only to the condition of continued employment;

•	pro rata vesting of RSUs outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals; and

•	pro rata payment of the annual bonus as if there had been achievement of 100% of the specified performance target.

If we terminate Mr. Edwards without Cause, or if he terminates his employment for Good Reason, in addition to such benefits executive employees receive generally, he would be entitled to:

•	a pro-rata annual bonus for the year in which the terminations occurs, based on actual performance for such year;

•	separation payments of $208,333 per month through the end of the then-scheduled term of the employment agreement, but in any event not less than 12 and not more than 24 such payments;

•

pro rata vesting of RSUs outstanding and subject to the achievement of performance goals at the date of termination and continued eligibility for vesting of RSUs outstanding on the termination date that are subject to achievement of performance goals, in each case subject to and based upon the achievement of the applicable performance goals;

•

full vesting of any RSUs held by Mr. Edwards upon termination of employment with respect to which the applicable performance goals have been achieved and which are subject only to time-vesting requirements or the condition of continued employment;

•	continued participation for him and his dependents in our group medical plan for 24 months; and

•	customary outplacement services commensurate with his position, not to exceed 12 months or $25,000.

As a condition to receiving these severance payments and benefits, Mr. Edwards must enter into a release of claims as provided in his employment agreement. The terms “Cause,” “Permanent Disability” and “Good Reason” are defined in his employment agreement. Our employment agreement with Mr. Edwards contains no provision for an additional payment upon a change in control.

Other Named Executive Officers. We have also entered into employment agreements with certain of our other executive officers, including all of our other Named Executive Officers. Each such agreement was entered into prior to 2008, specifies a base salary level and provides that the executive will be entitled to participate in our employee benefit and compensation programs, plans and policies (such as bonus compensation, retirement plans and stock plans, among others) on the same basis as other executive employees. Under his or her respective employment agreement, each such Named Executive Officer is also entitled to certain severance payments if his or her employment is terminated under specified circumstances. Specifically, if during the term of the employment agreement we terminate the executive without Cause, or as a result of his or her death or Disability, or if the executive terminates the employment agreement for Good Reason, in addition to the benefits executive employees receive generally (including all accrued but unpaid base salary, accrued and unpaid expense reimbursements and other cash entitlements and, except as otherwise previously requested by the executive, the amount of any accrued and unpaid compensation, as well as unpaid amounts under applicable plans, policies and programs), the executive generally is entitled to continuation of his or her base salary for the remaining term of the employment agreement or 24 months, whichever is greater (payable as a lump sum in the event of the executive’s death); continuation of insurance benefits (medical, dental, life and disability) for the executive and his or her family for the remaining term of the employment agreement or two years, whichever is greater, or until he or she becomes eligible for comparable coverage by a subsequent employer; any unexercised and/or unvested stock option grant or equivalent (SARs paid in stock) held by the executive upon termination of employment will be fully vested on the date of termination and be eligible for exercise as provided for in the applicable plan; and customary outplacement services commensurate with the executive’s position, not to exceed 12 months or $25,000. The terms “Cause,” “Disability” and “Good Reason” are defined in each such executive’s employment agreement. The employment agreements with these Named Executive Officers contain no provision for payment upon a change in control, nor do such agreements require us to provide any perquisites or tax-gross-up benefits.

In addition, in connection with the retirement of Lawrence R. Dickerson, our former President and Chief Executive Officer, in September 2013 we entered into a Retirement Agreement and General Release with Mr. Dickerson. In June 2014, we entered into a Separation Agreement and General Release with William C. Long, our former Senior Vice President, General Counsel and Secretary. We discuss both of these agreements in further detail below.

Employee Benefits

Our Named Executive Officers also participate in benefit programs available to salaried employees generally, including our Retirement Plan described below and medical, dental, life and disability insurance plans. Additional benefits paid to the Named Executive Officers are discussed below.

We maintain a defined contribution plan, which we refer to as the Retirement Plan, designed to qualify under Section 401(k) of the Code. In 2014, pursuant to the Retirement Plan we contributed 4% of the participant’s defined compensation and we matched 100% of the first 6% of each participant’s compensation contributed. Our contributions to the Retirement Plan are subject to annual review and adjustment. Participants are fully vested in the employer match immediately upon enrollment in the plan and subject to a three year cliff vesting period for the profit sharing contribution. Participants may use up to 25% of the amount of such contributions to the Retirement Plan to purchase shares of our common stock. In addition, under our Amended and Restated Supplemental Executive Retirement Plan, or the Supplemental Executive Retirement Plan, we contribute to participants any portion of the applicable percentage of the base salary contribution and the matching contribution to the Retirement Plan that cannot be contributed because of the limitations within the Code. Participants in this plan are a select group of our management or highly compensated employees, including the Named Executive Officers, and are fully vested in all amounts paid into the plan. We also make contributions for group term life insurance, spouse/dependent life insurance, and long-term disability insurance for executive officers, including our Named Executive Officers, as indicated in the Summary Compensation Table below.

2014 “Say-on-Pay” Advisory Vote on Executive Compensation

Our stockholders approved a non-binding advisory “say-on-pay” proposal at our 2014 annual meeting with approximately 99% of the votes cast voting in favor of the proposal. The Compensation Committee has taken into account and considered the results of the 2014 annual advisory “say-on-pay” vote. The Compensation Committee also considers numerous other factors in evaluating our executive compensation program, as discussed in this Compensation Discussion and Analysis. While each of these factors informed the Compensation Committee’s decisions regarding our Named Executive Officers’ compensation, the Compensation Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

Deductibility of Compensation for Tax Purposes

Under the Code, the amount of compensation paid to or accrued for our Named Executive Officers that may be deductible by us for federal income tax purposes is limited to $1.0 million per person per year, except that compensation considered to be “performance-based” under the Code and the applicable regulations is excluded for purposes of calculating the amount of deductible compensation. To the extent that our compensation policy can be implemented in a manner that maximizes the deductibility of the compensation we pay, our policy has been to seek to do so. Accordingly, we have designed both our Equity Plan and the Incentive Compensation Plan so that compensation in the form of awards or grants made under either plan will be considered to be “performance-based” under the applicable provisions of the Code.

Severance Arrangements with Former Executive Officers

Mr. Dickerson’s Retirement Agreement. On September 23, 2013, we entered into a Retirement Agreement and General Release with Lawrence R. Dickerson, our former President and Chief Executive Officer, in connection with his impending retirement. The agreement provided for, among other things, continuation of his then-current base salary for 24 months after retirement, payment of premiums for medical insurance for two years, acceleration of all unvested SARs (which remain exercisable until the earlier of the three-year anniversary of Mr. Dickerson’s retirement date and the ten-year anniversary of the date of grant), payment of an incentive compensation award for 2013 in the amount of $535,000 and a prorated portion of such amount for 2014. The agreement also provided for eligibility for a retirement bonus, in the sole discretion of our Board of Directors, and a non-competition covenant. Following his retirement on March 3, 2014, our Board of Directors awarded Mr. Dickerson a retirement bonus in the amount of $1 million. See “Potential Payments Upon Termination.”

Mr. Long’s Separation Agreement. On June 11, 2014, we entered into a Separation Agreement and General Release with William C. Long, our former Senior Vice President, General Counsel and Secretary, in connection with his resignation. The agreement provided for, among other things, continuation of his then-current base salary for 24 months after retirement, payment of premiums for medical insurance for two years, acceleration of all unvested SARs (which remain exercisable until the earlier of 90 days following Mr. Long’s resignation and the ten-year anniversary of the date of grant), and payment of a prorated incentive compensation award for 2014 on the same terms and levels as other senior vice presidents.

COMPENSATION COMMITTEE REPORT

In fulfilling its responsibilities, our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Paul G. Gaffney II, Chairman

Edward Grebow

Raymond S. Troubh

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Paul G. Gaffney II, Edward Grebow and Raymond S. Troubh, each of whom is an Independent Director and, consequently, none of whom is or has been an officer or employee of our company. During 2014, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) or as a member of the board of directors of another entity, one of whose executive officers served on our Compensation Committee. In addition, during 2014 none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Board of Directors.

Equity Compensation Plan Information

The following table provides information regarding securities authorized for issuance under our equity compensation plan as of December 31, 2014:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	59,457	$73.03	6,533,001
Equity compensation plans not approved by security holders	—	—	—

Total	59,457	$73.03	6,533,001

(1)

The number of shares included with respect to SARs granted under our Equity Plan is the number of shares of our common stock that would have been issued had the SARs been exercised, based on the fair market value per share ($37.17) of our common stock, determined in accordance with the terms of our Equity Plan, on December 31, 2014. The number of shares included with respect to RSUs includes 18,617 shares of our common stock that would be issued under these awards outstanding at December 31, 2014 if the maximum level of performance is achieved under the awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would be issued.

(2)	The weighted-average exercise price does not take into account RSUs because RSUs do not have an exercise price.

EXECUTIVE COMPENSATION

The following table shows information for the years ended December 31, 2014, 2013 and 2012 regarding the compensation of our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers as of December 31, 2014 and our former Senior Vice President, General Counsel and Secretary, whom we refer to collectively as the Named Executive Officers, for service in all capacities with our company and our subsidiaries.

2014 Summary Compensation Table

Name and Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Marc Edwards	2014	$833,333	$2,498,630	$—	$1,249,315	$224,873	$4,806,151
President and Chief
Executive Officer

Lawrence R. Dickerson (5)	2014	262,671	—	37,221	—	2,426,570	2,726,462
Former President and	2013	928,000	—	227,220	535,000	573,799	2,264,019
Chief Executive Officer	2012	901,750	—	428,304	535,000	504,060	2,369,114

Gary T. Krenek	2014	440,410	—	83,350	183,400	228,615	935,775
Chief Financial Officer and	2013	436,770	—	80,789	235,000	201,159	953,718
Senior Vice President	2012	409,917	—	152,286	200,000	175,669	937,872

Lyndol L. Dew	2014	452,786	—	83,350	142,005	227,291	905,432
Senior Vice President—	2013	448,673	—	80,789	235,000	199,751	964,213
Worldwide Operations	2012	421,417	—	152,286	200,000	174,221	947,924

Beth G. Gordon	2014	257,562	—	41,675	106,900	117,882	524,019
Controller

John M. Vecchio	2014	572,429	—	125,026	178,825	296,848	1,173,128
Executive Vice President	2013	567,698	—	121,184	345,000	255,845	1,289,727
	2012	533,083	—	228,429	295,000	217,860	1,274,372

William C. Long (6)	2014	244,044	—	33,071	89,942	432,185	799,242
Former Senior Vice President,	2013	449,708	—	80,789	240,000	231,232	1,001,729
General Counsel & Secretary	2012	422,417	—	152,286	210,000	205,709	990,412

(1)

The amount shown for Mr. Edwards under “Stock Awards” for 2014 represents the aggregate grant date fair value of the RSUs granted to him pursuant to our Equity Plan during the year ended December 31, 2014 based on the volume weighted average price of our common stock on the day preceding the grant, computed in accordance with FASB ASC Topic 718. If the highest level of performance conditions were achieved, the aggregate grant date fair value of the RSUs would be $3,331,532. The value ultimately realized by Mr. Edwards upon the actual vesting of the award may or may not be equal to the value set forth above. The volume weighted average price per share of our common stock on the New York Stock Exchange for the ten consecutive trading days immediately preceding the date of grant used to determine the number of RSUs granted was $47.52 per share. RSU awards that are earned based on achievement of the applicable performance goals vest over three years in equal annual installments beginning March 3, 2015 (assuming continued employment), subject to the terms and conditions of the award certificate. The RSU award certificate gives Mr. Edwards certain dividend equivalent rights as and when dividends are paid on our common stock.

(2)

These amounts represent the aggregate grant date fair value of these awards pursuant to our Equity Plan through December 31, 2014 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of dollar amounts of the 2014 awards are included in Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Commission on February 23, 2015.

(3)	These amounts represent amounts paid under our Incentive Compensation Plan in 2015 with regard to the 2014 fiscal year.
(4)	These amounts represent company contributions and other payments as detailed in the following table.
(5)	On March 3, 2014, Mr. Dickerson retired as an officer and director of our company.
(6)	On June 11, 2014, Mr. Long resigned as an officer of our company.

2014 All Other Compensation Table

Name and Position	Employer Contributions to Retirement Plan	Retirement Plan Matching	Insurance	Supplemental Executive Retirement Plan	Dividend Equivalents / Anti- Dilution Adjust- ment for Special Dividends	Severance Payments	Total
Marc Edwards	$10,400	$15,600	$3,748	$57,100	$138,025	$—	$224,873
President and Chief
Executive Officer

Lawrence R. Dickerson	10,400	15,600	17,127	14,508	502,038	1,866,897	2,426,570
Former President and
Chief Executive Officer

Gary T. Krenek	10,400	15,600	4,497	21,394	176,724	—	228,615
Chief Financial Officer and
Senior Vice President

Lyndol L. Dew	10,400	15,600	4,497	22,602	174,192	—	227,291
Senior Vice President—
Worldwide Operations

Beth G. Gordon	10,303	15,454	2,875	—	89,250	—	117,882
Controller

John M. Vecchio	10,400	15,600	4,497	36,851	229,500	—	296,848
Executive Vice President

William C. Long	9,762	14,643	30,895	3,348	129,945	243,592	432,185
Former Senior Vice President,
General Counsel & Secretary

Employment Agreements

As discussed further in our “Compensation Discussion and Analysis” above, we maintain employment agreements with each of our Named Executive Officers who are currently serving as our executive officers. The following table shows the current annual base salaries for the Named Executive Officers who are party to the employment agreements (other than Mr. Dickerson, who retired on March 3, 2014, and Mr. Long, who resigned on June 11, 2014).

Named Executive Officer	Current Base Salary
Marc Edwards	$1,000,000
Gary T. Krenek	458,600
Lyndol L. Dew	473,300
Beth G. Gordon	267,100
John M. Vecchio	596,100

The base salary under our employment agreement with Mr. Edwards may not be decreased during its term, which continues until December 31, 2016 and may be renewed thereafter by mutual agreement. Under his employment agreement, Mr. Edwards is entitled to receive an annual incentive cash award, subject to the attainment of certain performance goals and subject to the negative discretion of the Compensation Committee, with a target amount of $1,500,000. In addition, our employment agreement with Mr. Edwards provides that each calendar year he will be granted RSUs with a target grant date value of not less than $3,000,000, subject to the achievement of applicable performance goals, periodic vesting requirements, the negative discretion of the Compensation Committee and continued employment. The base salary under each other employment agreement is subject to upward adjustment from time to time in accordance with its terms and subject to our compensation policies. Each employment agreement other than our agreement with Mr. Edwards provided for an initial term through December 31, 2009 and is automatically extended for successive one-year periods thereafter. The employment agreements with our Named Executive Officers contain no provision for payment upon a change in control, nor do such agreements require us to provide any perquisites. Additional terms of the employment agreements are discussed above in our “Compensation Discussion and Analysis” under the heading “Employment Agreements and Severance Arrangements.” With respect to Mr. Dickerson, who retired on March 3, 2014, please see our “Compensation Discussion and Analysis” under the heading “Mr. Dickerson’s Retirement Agreement.” With respect to Mr. Long, who resigned on June 11, 2014, please see our “Compensation Discussion and Analysis” under the heading “Mr. Long’s Separation Agreement.”

Nonqualified Deferred Compensation

The following table sets forth certain information for the Named Executive Officers as of December 31, 2014 and for the year then ended with respect to nonqualified deferred compensation.

2014 Nonqualified Deferred Compensation

Name	Registrant Contributions in 2014 (1)	Aggregate Earnings in 2014 (2)	Aggregate Withdrawals/ Distributions in 2014 (3)	Aggregate Balance at December 31, 2014 (4)
Marc Edwards	$194,803	$322	$—	$195,125
Lawrence R. Dickerson	502,305	14,241	1,440,604	—
Gary T. Krenek	194,765	3,353	177,037	223,193
Lyndol L. Dew	193,470	3,324	174,505	223,069
Beth G. Gordon	89,250	—	89,406	41,250
John M. Vecchio	260,743	5,608	229,970	358,355
William C. Long	129,945	3,343	175,258	125,037

(1)

These amounts include contributions under our Supplemental Executive Retirement Plan in the following amounts: Mr. Edwards, $56,778; Mr. Dickerson, $267; Mr. Krenek, $18,041; Mr. Dew, $19,278; and Mr. Vecchio, $31,243. Our contributions under this plan are further described in our Compensation Discussion and Analysis above under the heading “Employee Benefits.” The amount shown for Mr. Edwards also includes $138,025 for a dividend equivalent in the form of additional RSUs credited to Mr. Edwards in accordance with his employment agreement which correspond to payments of regular and special cash dividends paid on May 7, August 6 and November 5, 2014 prior to vesting of the original RSUs to which the additional RSUs are attributable. The amounts shown for our other Named Executive Officers also include amounts payable pursuant to anti-dilution adjustments under the terms of our Equity Plan based on unexercised vested and unvested option and/or SAR awards outstanding as of February 19, May 7, August 6 and November 5, 2014, in the following amounts: Mr. Dickerson, $502,038; Mr. Krenek, $176,724; Mr. Dew, $174,192; Ms. Gordon, $89,250; Mr. Vecchio, $229,500; and Mr. Long, $129,945. These contributions are also reported in the “All Other Compensation” column of the Summary Compensation Table and in the “Supplemental Executive Retirement Plan” and “Dividend Equivalents/Anti-Dilution Adjustment for Special Dividends” columns, respectively, of the All Other Compensation Table for 2014.

(2)

These amounts represent interest earned on contributions under our Supplemental Executive Retirement Plan. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table. These earnings were calculated by applying a fixed interest rate based on the annual yield on 10-year U.S. Treasury Securities to current year and deferred contributions.

(3)

These amounts represent payments made in 2014 pursuant to anti-dilution adjustments under the terms of our Equity Plan on unexercised vested option and/or SAR awards outstanding as of February 19, May 7, August 6 and November 5, 2014 and payments for accrued anti-dilution adjustments after awards vested in 2014.

(4)

These amounts represent the aggregate balances as of December 31, 2014 for each of the Named Executive Officers pursuant to our Supplemental Executive Retirement Plan and either a dividends equivalent or the amount payable pursuant to anti-dilution adjustments under the terms of our Equity Plan. The deferred balances related to our Supplemental Executive Retirement Plan were reported in the Summary Compensation Table in each contribution year. The deferred balances related to the amounts payable pursuant to the anti-dilution adjustments under the terms of our Equity Plan are reported in the “All Other Compensation” column of the Summary Compensation Table and in the “Dividend Equivalents/Anti-Dilution Adjustment for Special Dividends” column of the All Other Compensation Table in the year in which such anti-dilution adjustments are made, irrespective of when they are paid.

Potential Payments Upon Termination

We recognize that it may be difficult upon termination for senior management to find comparable employment within a short period of time. We structured the material terms and payment provisions of the termination arrangements for our Named Executive Officers in a manner consistent with our compensation philosophy and the objectives of our executive compensation program, which is designed to enable us to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for our stockholders. In determining these termination arrangements, we have considered our historical compensation policies and practices as they have developed over time, national surveys of executive compensation at comparably sized companies in the energy industry and the executive compensation programs of various companies engaged in businesses similar to ours (although we do not benchmark our compensation to any particular group of companies), as well as applicable tax and accounting impacts of executive compensation. See “Compensation Discussion and Analysis.”

As discussed further under “Employment Agreements” above, we maintain employment agreements with each of our Named Executive Officers who are currently serving as our executive officers. If during the term of his employment agreement we terminate Mr. Edwards as a result of his death or Permanent Disability, in addition to the benefits executive employees receive generally, including unpaid base salary through the termination date, unpaid annual bonus for a completed performance year and unpaid amounts under applicable plans, policies and programs, he is entitled to:

•

full vesting of any RSUs held by Mr. Edwards upon termination of employment with respect to which the applicable performance goals have been achieved and which are subject only to the condition of continued employment;

•	pro rata vesting of RSUs outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals; and

•	pro rata payment of the annual bonus as if there had been achievement of 100% of the specified performance target.

If during the term of his employment agreement we terminate Mr. Edwards without Cause, or if he terminates the employment agreement for Good Reason, in addition to such benefits executive employees receive generally, he is entitled to:

•	a pro-rata annual bonus for the year in which the terminations occurs, based on actual performance for such year;

•	separation payments of $208,333 per month through the end of the then-scheduled term of the employment agreement, but in any event not less than 12 and not more than 24 such payments;

•

pro rata vesting of RSUs outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals, and continued eligibility for vesting of RSUs outstanding on the termination date that are subject to achievement of performance goals;

•

full vesting of any RSUs held by Mr. Edwards upon termination of employment with respect to which the applicable performance goals have been achieved and which are subject only to time-vesting requirements or the condition of continued employment;

•	continued participation for him and his dependents in our group medical plan for 24 months; and

•	customary outplacement services commensurate with his position, which will not exceed 12 months or $25,000.

As a condition to receiving these severance payments and benefits, Mr. Edwards must enter into a release of claims as provided in his employment agreement. The terms “Cause,” “Permanent Disability” and “Good Reason” are defined in his employment agreement. Our employment agreement with Mr. Edwards contains no provision for an additional payment upon a change in control.

If during the term of his or her employment agreement we terminate any Named Executive Officer other than Mr. Edwards without Cause, or as a result of his or her death or Disability, or if such Named Executive Officer terminates the employment agreement for Good Reason, in addition to the benefits executive employees receive generally, as well as unpaid amounts under applicable plans, policies and programs, the Named Executive Officer generally is entitled to:

•	continuation of his or her base salary for the remaining term of the employment agreement or 24 months, whichever is greater (payable as a lump sum in the event of his death);

•

continuation of insurance benefits (medical, dental, life and disability) for the executive officer and his or her family for the remaining term of the employment agreement or two years, whichever is greater, or until he or she becomes eligible for comparable coverage by a subsequent employer;

•	accelerated vesting of any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon termination of employment; and

•	customary outplacement services commensurate with his position, which will not exceed 12 months or $25,000.

The terms “Cause,” “Disability” and “Good Reason” are defined in each such Named Executive Officer’s employment agreement (and, with respect to Mr. Dickerson, these terms are defined in the Retirement Agreement and General Release that we entered into with him in September 2013). The employment agreements with these Named Executive Officers contain no provision for payment upon a change in control. In addition, as a condition to receiving the severance payments and benefits described below, these Named Executive Officers (or, if deceased or disabled, his or her estate or legal guardian) must execute a release of claims relating to or arising out of his or her employment with, and termination of employment from, our company.

Each employment agreement also contains a covenant with respect to confidentiality applicable at any time during or after the term of the employment agreement and a covenant not to solicit certain of our officers or employees for a period of two years after the termination of the Named Executive Officer’s employment. Our employment agreement with Mr. Edwards also contains covenants prohibiting competition with us for a period of twelve months after termination and prohibiting interference with certain of our business relationships during the term of the employment agreement and for 24 months after its termination.

The tables below reflect the amount of compensation payable to each of our Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer who is currently serving as our executive officer upon involuntary termination without Cause, death or Disability (or Permanent Disability, in the case of Mr. Edwards) of the executive, voluntary termination for Good Reason, voluntary termination without Good Reason, and involuntary termination for Cause is shown below. The amounts shown assume that such termination took place on December 31, 2014. In addition, for Mr. Dickerson, who retired on March 3, 2014, and Mr. Long, who resigned on June 11, 2014, the tables below reflect compensation paid or payable to these former executive officers as a result of their actual retirement or resignation, respectively.

Under all these circumstances, each Named Executive Officer is entitled to receive, to the extent not previously paid, his or her base salary through the date of termination, the amount of any compensation accrued as of the date of termination (except as otherwise previously requested by the Named Executive Officer) and any expense reimbursements and any other cash entitlements accrued as of the date of termination. The amount of any unpaid base salary through the date of termination is not included in the total amounts shown below.

The following table describes the potential payments upon termination for Mr. Marc Edwards, our President and Chief Executive Officer.

Executive Benefits & Payments Upon Termination	Involuntary Termination Without Cause	Death or Permanent Disability	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Involuntary Termination for Cause
Compensation:
Separation Payments (1)	$4,999,992	$—	$4,999,992	$—	$—
Annual Incentive Compensation (2)	1,249,315	1,249,315	1,249,315	—	—
Unvested & Accelerated RSUs (3)	1,930,248	1,930,248	1,930,248	—	—
Benefits:
Post-Termination Health Care (4)	41,028	—	41,028	—	—
Life and Disability Insurance Coverages	—	—	—	—	—
Supplemental Executive Retirement Plan	57,100	57,100	57,100	57,100	57,100
Dividend Equivalents (5)	113,067	113,067	113,067	—	—
Outplacement Services (6)	25,000	—	25,000	—	—
Total:	$8,415,750	$3,349,730	$8,415,750	$57,100	$57,100

(1)

If during the term of his employment agreement we terminate Mr. Edwards without Cause, or if he terminates the employment agreement for Good Reason, he is entitled to separation payments of $208,333 per month through the end of the then-scheduled term of his employment agreement, but in any event not less than 12 and not more than 24 such payments.

(2)

If during the term of his employment agreement we terminate Mr. Edwards without Cause, or if he terminates the employment agreement for Good Reason, he is entitled to a pro-rata annual bonus for the year in which the terminations occurs, based on actual performance for such year, as approved and certified by the Compensation Committee. Any such amount will be paid on the date that it would have been paid if his employment had not terminated. If during the term of his employment agreement we terminate Mr. Edwards as a result of his death or Permanent Disability, he is entitled to pro rata payment of the annual bonus as if there had been achievement of 100% of the specified performance target. Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), otherwise generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award that is prorated to the date of cessation of employment but based upon the Performance-Based Amount (as defined in the plan) for the entire performance period.

(3)

If during the term of his employment agreement we terminate Mr. Edwards as a result of his death or Permanent Disability, he is entitled to full vesting of any RSUs held by him upon termination of employment with respect to which the applicable performance goals have been achieved and which are subject only to the condition of continued employment, and pro rata vesting of RSUs outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals. If during the term of his employment agreement we terminate Mr. Edwards without Cause, or if he terminates the employment agreement for Good Reason, he is entitled to pro rata vesting of RSUs outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals, and continued eligibility for vesting of RSUs outstanding on the termination date that are subject to achievement of performance goals, as well as full vesting of any RSUs held by him upon termination of employment with respect to which the applicable performance goals have been achieved and which are subject only to time-vesting requirements or the condition of continued employment. The amounts shown are based on the estimated number of RSUs that would have been deemed vested on December 31, 2014, assuming performance at the target level of performance, multiplied by the closing price ($36.71) per share of our common stock on December 31, 2014.

(4)	This value is based on the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, rate and assumes that coverage continues for 24 months.
(5)

This is the value of additional RSUs credited to Mr. Edwards in accordance with his employment agreement, which correspond to payments of regular and special cash dividends paid on May 7, August 6 and November 5, 2014 prior to vesting of the original RSUs to which the additional RSUs are attributable. These RSUs would have vested on the date of termination, subject to and based upon the achievement of the performance goals applicable to the original RSUs to which the additional RSUs are attributable.

(6)	This assumes the maximum payment under this obligation.

The following table describes the payments upon termination for Mr. Lawrence R. Dickerson, our former President and Chief Executive Officer, who retired on March 3, 2014, giving effect to the applicable provisions of the Retirement Agreement and General Release that we entered into with Mr. Dickerson in September 2013, which we refer to as the Retirement Agreement. The Retirement Agreement replaced certain provisions of Mr. Dickerson’s employment agreement. See our “Compensation Discussion and Analysis” under the heading “Mr. Dickerson’s Retirement Agreement.”

Executive Benefits & Payments Upon Termination	Retirement Pursuant to Retirement Agreement
Compensation:
Base Salary ($928,000) (1)	$1,856,000
Annual Incentive Compensation (2)	93,564
Retirement Bonus	1,000,000
Unvested & Accelerated SARs	—
Benefits:
Post-Termination Health Care (3)	41,616
Life and Disability Insurance Coverages	18,290
Supplemental Executive Retirement Plan	705,672
Anti-Dilution Adjustments for Special Dividends (4)	734,932
Total:	$4,450,074

(1)	This severance is payable not less frequently than in equal monthly installments over the 24 months following termination.
(2)	This amount was payable in a lump sum in accordance with the Retirement Agreement and our Incentive Compensation Plan.
(3)	This value is based on the COBRA rate for coverage that continues for 24 months.

(4)

This is the amount payable pursuant to anti-dilution adjustments under the terms of our Equity Plan based on unvested option and/or SAR awards outstanding, assuming all such awards become fully vested on the date of termination.

The following table describes the potential payments upon termination for Mr. Gary T. Krenek, our Chief Financial Officer and Senior Vice President.

Executive Benefits & Payments Upon Termination	Involuntary Termination Without Cause	Death or Disability		Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Involuntary Termination for Cause
Compensation:
Base Salary ($458,600) (1)	$917,200	$917,200		$917,200	$—	$—
Annual Incentive Compensation	—	183,400	(2)	—	—	—
Unvested & Accelerated SARs (3)	4,340	4,340		4,340	—	—
Benefits:
Post-Termination Health Care (4)	30,674	30,674		30,674	—	—
Life and Disability Insurance Coverages	8,994	8,994		8,994	—	—
Supplemental Executive Retirement Plan	140,693	140,693		140,693	140,693	140,693
Anti-Dilution Adjustments for Special Dividends (5)	82,500	82,500		82,500	—	—
Outplacement Services (6)	25,000	25,000		25,000	—	—
Total:	$1,209,401	$1,392,801		$1,209,401	$140,693	$140,693

(1)	This severance is payable not less frequently than in equal monthly installments following termination or, in the case of the Named Executive Officer’s death, in a lump sum.
(2)

This amount is payable in a lump sum under our Incentive Compensation Plan (based on the actual performance award paid for 2014). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award that is prorated to the date of cessation of employment but based upon the Performance-Based Amount (as defined in the plan) for the entire performance period.

(3)

Any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon involuntary termination without Cause, death or Disability of the Named Executive Officer or voluntary termination for Good Reason will be fully vested on the date of termination and eligible for exercise as provided for in the Equity Plan. The amounts shown represent the value of newly vested SARs that would have been in-the-money under the foregoing assumptions, calculated by multiplying the number of accelerated in-the-money SARs by the difference between the exercise price and the closing price ($36.71) per share of our common stock on December 31, 2014.

(4)	This value is based on the COBRA rate and assumes that coverage continues for 24 months.
(5)

This is the amount payable pursuant to anti-dilution adjustments under the terms of our Equity Plan based on unvested option and/or SAR awards outstanding, assuming all such awards become fully vested on the date of termination.

(6)	This assumes the maximum payment under this obligation.

The following table describes the potential payments upon termination for Mr. Lyndol L. Dew, our Senior Vice President—Worldwide Operations.

Executive Benefits & Payments Upon Termination	Involuntary Termination Without Cause	Death or Disability		Voluntary Termination for Good Reason		Voluntary Termination Without Good Reason		Involuntary Termination for Cause
Compensation:
Base Salary ($473,300) (1)	$946,600	$946,600		$946,600		$—		$—
Annual Incentive Compensation	—	142,005	(2)	142,005	(3)	142,005	(3)	—
Unvested & Accelerated SARs (4)	4,340	4,340		4,340		—		—
Benefits:
Post-Termination Health Care (5)	30,674	30,674		30,674		—		—
Life and Disability Insurance Coverages	8,994	8,994		8,994		—		—
Supplemental Executive Retirement Plan	140,569	140,569		140,569		140,569		140,569
Anti-Dilution Adjustments for Special Dividends (6)	82,500	82,500		82,500		—		—
Outplacement Services (7)	25,000	25,000		25,000		—		—
Total:	$1,238,677	$1,380,682		$1,380,682		$282,574		$140,569

(1)	This severance is payable not less frequently than in equal monthly installments following termination or, in the case of the Named Executive Officer’s death, in a lump sum.
(2)

This amount is payable in a lump sum under our Incentive Compensation Plan (based on the actual performance award paid for 2014). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award that is prorated to the date of cessation of employment but based upon the Performance-Based Amount (as defined in the plan) for the entire performance period.

(3)

This amount is payable in a lump sum under our Incentive Compensation Plan (based on the actual performance award paid for 2014), and assumes that Mr. Dew’s employment terminated on December 31, 2014, when Mr. Dew was age 60, due to Retirement (as defined in our Incentive Compensation Plan). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period due to Retirement (as defined in the plan) at or after age 60 will receive a performance award that is prorated to the date of cessation of employment but based upon the Performance-Based Amount (as defined in the plan) for the entire performance period.

(4)

Any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon involuntary termination without Cause, death or Disability of the Named Executive Officer or voluntary termination for Good Reason will be fully vested on the date of termination and eligible for exercise as provided for in the Equity Plan. The amounts shown represent the value of newly vested SARs that would have been in-the-money under the foregoing assumptions, calculated by multiplying the number of accelerated in-the-money SARs by the difference between the exercise price and the closing price ($36.71) per share of our common stock on December 31, 2014.

(5)	This value is based on the COBRA rate and assumes that coverage continues for 24 months.
(6)

This is the amount payable pursuant to anti-dilution adjustments under the terms of our Equity Plan based on unvested option and/or SAR awards outstanding, assuming all such awards become fully vested on the date of termination.

(7)	This assumes the maximum payment under this obligation.

The following table describes the potential payments upon termination for Ms. Beth G. Gordon, our Controller.

Executive Benefits & Payments Upon Termination	Involuntary Termination Without Cause	Death or Disability		Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Involuntary Termination for Cause
Compensation:
Base Salary ($267,100) (1)	$534,200	$534,200		$534,200	$—	$—
Annual Incentive Compensation	—	106,900	(2)	—	—	—
Unvested & Accelerated SARs (3)	2,170	2,170		2,170	—	—
Benefits:
Post-Termination Health Care (4)	41,028	41,028		41,028	—	—
Life and Disability Insurance Coverages	5,750	5,750		5,750	—	—
Supplemental Executive Retirement Plan	—	—		—	—	—
Anti-Dilution Adjustments for Special Dividends (5)	41,250	41,250		41,250	—	—
Outplacement Services (6)	25,000	25,000		25,000	—	—
Total:	$649,398	$756,298		$649,398	$—	$—

(1)	This severance is payable not less frequently than in equal monthly installments following termination or, in the case of the Named Executive Officer’s death, in a lump sum.
(2)

This amount is payable in a lump sum under our Incentive Compensation Plan (based on the actual performance award paid for 2014). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award that is prorated to the date of cessation of employment but based upon the Performance-Based Amount (as defined in the plan) for the entire performance period.

(3)

Any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon involuntary termination without Cause, death or Disability of the Named Executive Officer or voluntary termination for Good Reason will be fully vested on the date of termination and eligible for exercise as provided for in the Equity Plan. The amounts shown represent the value of newly vested SARs that would have been in-the-money under the foregoing assumptions, calculated by multiplying the number of accelerated in-the-money SARs by the difference between the exercise price and the closing price ($36.71) per share of our common stock on December 31, 2014.

(4)	This value is based on the COBRA rate and assumes that coverage continues for 24 months.
(5)

This is the amount payable pursuant to anti-dilution adjustments under the terms of our Equity Plan based on unvested option and/or SAR awards outstanding, assuming all such awards become fully vested on the date of termination.

(6)	This assumes the maximum payment under this obligation.

The following table describes the potential payments upon termination for Mr. John M. Vecchio, our Executive Vice President.

Executive Benefits & Payments Upon Termination	Involuntary Termination Without Cause	Death or Disability		Voluntary Termination for Good Reason		Voluntary Termination Without Good Reason		Involuntary Termination for Cause
Compensation:
Base Salary ($596,100) (1)	$1,192,200	$1,192,200		$1,192,200		$—		$—
Annual Incentive Compensation	—	178,825	(2)	178,825	(3)	178,825	(3)	—
Unvested & Accelerated SARs (4)	6,510	6,510		6,510		—		—
Benefits:
Post-Termination Health Care (5)	30,674	30,674		30,674		—		—
Life and Disability Insurance Coverages	8,994	8,994		8,994		—		—
Supplemental Executive Retirement Plan	234,605	234,605		234,605		234,605		234,605
Anti-Dilution Adjustments for Special Dividends (6)	123,750	123,750		123,750		—		—
Outplacement Services (7)	25,000	25,000		25,000		—		—
Total:	$1,621,733	$1,800,558		$1,800,558		$413,430		$234,605

(1)	This severance is payable not less frequently than in equal monthly installments following termination or, in the case of the Named Executive Officer’s death, in a lump sum.
(2)

This amount is payable in a lump sum under our Incentive Compensation Plan (based on the actual performance award paid for 2014). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award that is prorated to the date of cessation of employment but based upon the Performance-Based Amount (as defined in the plan) for the entire performance period.

(3)

This amount is payable in a lump sum under our Incentive Compensation Plan (based on the actual performance award paid for 2014), and assumes that Mr. Vecchio’s employment terminated on December 31, 2014, when Mr. Vecchio was over age 60, due to Retirement (as defined in our Incentive Compensation Plan). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period due to Retirement (as defined in the plan) at or after age 60 will receive a performance award that is prorated to the date of cessation of employment but based upon the Performance-Based Amount (as defined in the plan) for the entire performance period.

(4)

Any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon involuntary termination without Cause, death or Disability of the Named Executive Officer or voluntary termination for Good Reason will be fully vested on the date of termination and eligible for exercise as provided for in the Equity Plan. The amounts shown represent the value of newly vested SARs that would have been in-the-money under the foregoing assumptions, calculated by multiplying the number of accelerated in-the-money SARs by the difference between the exercise price and the closing price ($36.71) per share of our common stock on December 31, 2014.

(5)	This value is based on the COBRA rate and assumes that coverage continues for 24 months.
(6)

This is the amount payable pursuant to anti-dilution adjustments under the terms of our Equity Plan based on unvested option and/or SAR awards outstanding, assuming all such awards become fully vested on the date of termination.

(7)	This assumes the maximum payment under this obligation.

The following table describes the payments upon termination for Mr. William C. Long, our former Senior Vice President, General Counsel & Secretary, who resigned on June 11, 2014, giving effect to the applicable provisions of the Separation Agreement and General Release that we entered into with Mr. Long in June 2014, which we refer to as the Separation Agreement. See our “Compensation Discussion and Analysis” under the heading “Mr. Long’s Separation Agreement.”

Executive Benefits & Payments Upon Termination	Resignation Pursuant to Separation Agreement
Compensation:
Base Salary ($449,700) (1)	$899,400
Annual Incentive Compensation (2)	89,942
Unvested & Accelerated SARs	—
Benefits:
Post-Termination Health Care (3)	41,664
Life and Disability Insurance Coverages	33,697
Supplemental Executive Retirement Plan	125,037
Anti-Dilution Adjustments for Special Dividends	—
Outplacement Services (4)	25,000
Total:	$1,214,740

(1)	This severance is payable not less frequently than in equal monthly installments over the 24 months following termination.
(2)	This amount was payable in a lump sum in accordance with the Separation Agreement and our Incentive Compensation Plan.
(3)	This value is based on the COBRA rate and assumes that coverage continues for 24 months.
(4)	This assumes the maximum payment under this obligation.

EQUITY PLAN

Our Equity Plan authorizes the issuance of awards including options, SARs, RSUs, restricted stock, performance shares or units, and other stock-based awards (including dividend equivalents) to acquire up to 7,500,000 shares of our common stock, of which 907,542 shares had been issued as of December 31, 2014. Stock options have a maximum term of ten years, subject to earlier termination under certain conditions, and, unless otherwise specified by the Board, Executive Committee or Compensation Committee at the time of the grant, vest in four equal, annual installments over four years. SARs have a maximum term of ten years, subject to earlier termination under certain conditions, and vest as specified at the time of the grant by the Board, Executive Committee or Compensation Committee. RSUs are contractual rights to receive shares of our common stock in the future if the applicable vesting conditions are met, which may include the passage of time, continued employment over a specified period and/or the attainment of specified performance targets over such period. During 2014, 288,675 SARs and 55,661 RSUs were granted under the Equity Plan.

The following table shows information regarding awards granted to each of our Named Executive Officers under our Equity Plan and amounts earned by each of our Named Executive Officers under our Incentive Compensation Plan during the year ended December 31, 2014.

Grants of Plan-Based Awards in 2014

Name	Grant Date	Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other SAR Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of SAR Awards (3)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and SAR Awards (4)
			Maximum		Threshold (#)	Target (#)	Maximum (#)
Marc Edwards	3/3/14	2/12/14			35,054	52,581	70,108	—	$—	$—	$2,498,630
			$2,082,193	(5)
Lawrence R. Dickerson	1/02/14	3/19/13						5,625	56.55	56.12	37,221
			$—
Gary T. Krenek	1/02/14	3/19/13						2,000	56.55	56.12	13,234
	4/01/14	3/7/14						2,000	48.36	47.86	19,837
	7/01/14	3/7/14						2,000	49.57	49.02	26,789
	10/01/14	3/7/14						2,000	34.54	33.54	23,490
			$436,770	(5)
Lyndol L. Dew	1/02/14	3/19/13						2,000	56.55	56.12	13,234
	4/01/14	3/7/14						2,000	48.36	47.86	19,837
	7/01/14	3/7/14						2,000	49.57	49.02	26,789
	10/01/14	3/7/14						2,000	34.54	33.54	23,490
			$448,673	(5)
Beth G. Gordon	1/02/14	3/19/13						1,000	56.55	56.12	6,617
	4/01/14	3/7/14						1,000	48.36	47.86	9,918
	7/01/14	3/7/14						1,000	49.57	49.02	13,395
	10/01/14	3/7/14						1,000	34.54	33.54	11,745
			$255,645	(5)
John M. Vecchio	1/02/14	3/19/13						3,000	56.55	56.12	19,851
	4/01/14	3/7/14						3,000	48.36	47.86	29,755
	7/01/14	3/7/14						3,000	49.57	49.02	40,184
	10/01/14	3/7/14						3,000	34.54	33.54	35,235
			$567,698	(5)
William C. Long	1/02/14	3/19/13						2,000	56.55	56.12	13,234
	4/01/14	3/7/14						2,000	48.36	47.86	19,837
			$449,708	(5)

(1)

The amounts shown represent threshold, target and maximum awards of RSUs that could be earned as determined pursuant to the Equity Plan and Mr. Edwards’ award certificate. The threshold value represents the lowest amount of RSUs that could be earned based on partial achievement of the performance goal, although the minimum payout is zero. RSUs that are earned upon achievement of the performance goal vest in three equal annual installments beginning on March 3, 2015. In addition, upon our payment of any cash dividend on our common stock prior to vesting, Mr. Edwards will be credited with a number of additional RSUs (or earned RSUs, as the case may be) in respect of the award outstanding on the record date for such dividend in an amount equal to the aggregate dividend payable with respect to the shares subject to such award divided by the volume weighted average price per share of our common stock on the New York Stock Exchange for the ten consecutive trading days immediately preceding such record date. Such additional RSUs may be settled in cash or our common stock. See “Compensation Discussion and Analysis—Stock Based Awards.”

(2)

These amounts represent awards of SARs granted under our Equity Plan during 2014. These SARs vest with respect to 25% of the total number of securities underlying each grant on an annual basis commencing on the anniversary of the first grant date of the year after the applicable action date. Please read our “Compensation Discussion and Analysis” above under the heading “Stock-Based Awards” for more information concerning awards under our Equity Plan.

(3)

The exercise prices were calculated in accordance with our Equity Plan by averaging the high and low sales prices of our common stock as traded on The New York Stock Exchange on the trading day immediately preceding the grant date.

(4)

Represents the maximum fair value of each equity award recognizable in accordance with FASB ASC Topic 718 (based, with respect to RSUs, upon the probable outcome of performance conditions) and does not include any estimates of forfeitures for service-based vesting. See Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Commission on February 23, 2015.

(5)

These amounts represent the maximum awards established under our Incentive Compensation Plan for 2014, which were also the amounts payable (subject to the exercise of negative discretion by the Compensation Committee) if the performance target under the Incentive Compensation Plan for 2014 was reached. The actual amounts paid for 2014, which were authorized for payment by our Compensation Committee in January 2014, are reported in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” Awards under our Incentive Compensation Plan are not subject to thresholds. Please read our “Compensation Discussion and Analysis” above, under the heading “Incentive Compensation Plan,” for more information concerning awards under our Incentive Compensation Plan.

The following table shows information regarding awards granted to each of our Named Executive Officers under our Equity Plan that were outstanding as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

	SAR Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexer- cised SARs Exercisable	Number of Securities Underlying Unexercised SARs Unexercisable	SAR Exercise Price	SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Marc Edwards	—	—	—	—	55,661	$2,043,315

Lawrence R. Dickerson	4,219	—	$92.67	4/27/2016	—	—
	4,219	—	83.44	7/03/2016	—	—
	1,407	—	71.87	10/02/2016	—	—
	1,407	—	79.77	12/31/2016	—	—
	5,625	—	81.42	3/03/2017	—	—
	5,625	—	101.97	3/03/2017	—	—
	5,625	—	114.21	3/03/2017	—	—
	5,625	—	144.44	3/03/2017	—	—
	5,625	—	117.36	3/03/2017	—	—
	5,625	—	140.54	3/03/2017	—	—
	5,625	—	103.02	3/03/2017	—	—
	4,219	—	59.19	3/03/2017	—	—
	5,625	—	64.51	3/03/2017	—	—
	5,625	—	83.57	3/03/2017	—	—
	5,625	—	95.61	3/03/2017	—	—
	5,625	—	99.55	3/03/2017	—	—
	5,625	—	87.65	3/03/2017	—	—
	5,625	—	61.79	3/03/2017	—	—
	5,625	—	68.52	3/03/2017	—	—
	5,625	—	64.94	3/03/2017	—	—
	5,625	—	78.90	3/03/2017	—	—
	5,625	—	70.38	3/03/2017	—	—
	5,625	—	55.64	3/03/2017	—	—
	5,625	—	60.13	3/03/2017	—	—
	5,625	—	66.68	3/03/2017	—	—
	5,625	—	59.19	3/03/2017	—	—
	5,625	—	66.04	3/03/2017	—	—
	5,625	—	68.17	3/03/2017	—	—
	5,625	—	69.71	3/03/2017	—	—
	5,625	—	68.62	3/03/2017	—	—
	5,625	—	62.31	3/03/2017	—	—
	5,625	—	56.55	3/03/2017	—	—

	SAR Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexer- cised SARs Exercisable	Number of Securities Underlying Unexercised SARs Unexercisable	SAR Exercise Price	SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Gary T. Krenek	688	—	$92.67	4/27/2016	—	—
	688	—	83.44	7/03/2016	—	—
	344	—	71.87	10/02/2016	—	—
	688	—	79.77	12/31/2016	—	—
	1,000	—	81.42	4/02/2017	—	—
	1,500	—	101.97	7/02/2017	—	—
	1,500	—	114.21	10/01/2017	—	—
	2,000	—	144.44	12/31/2017	—	—
	2,000	—	117.36	4/01/2018	—	—
	2,000	—	140.54	7/01/2018	—	—
	2,000	—	103.02	10/01/2018	—	—
	1,500	—	59.19	12/31/2018	—	—
	2,000	—	64.51	4/01/2019	—	—
	2,000	—	83.57	7/01/2019	—	—
	2,000	—	95.61	10/01/2019	—	—
	2,000	—	99.55	12/31/2019	—	—
	2,000	—	87.65	4/01/2020	—	—
	2,000	—	61.79	7/01/2020	—	—
	2,000	—	68.52	10/01/2020	—	—
	2,000	—	64.94	12/01/2020	—	—
	1,500	500	78.90	4/01/2021	—	—
	1,500	500	70.38	7/01/2021	—	—
	1,500	500	55.64	10/01/2021	—	—
	1,500	500	60.13	12/01/2021	—	—
	1,000	1,000	66.68	4/02/2022	—	—
	1,000	1,000	59.19	7/02/2022	—	—
	1,000	1,000	66.04	10/01/2022	—	—
	1,000	1,000	68.17	12/03/2022	—	—
	500	1,500	69.71	4/01/2023	—	—
	500	1,500	68.62	07/01/2023	—	—
	500	1,500	62.31	10/01/2023	—	—
	500	1,500	56.55	01/02/2024	—	—
	—	2,000	48.36	04/01/2024	—	—
	—	2,000	49.57	07/01/2024	—	—
	—	2,000	34.54	10/01/2024	—	—

	SAR Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexer- cised SARs Exercisable	Number of Securities Underlying Unexercised SARs Unexercisable	SAR Exercise Price	SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Lyndol L. Dew	625	—	$92.67	4/27/2016	—	—
	313	—	83.44	7/03/2016	—	—
	313	—	71.87	10/02/2016	—	—
	313	—	79.77	12/31/2016	—	—
	1,000	—	81.42	4/02/2017	—	—
	1,500	—	101.97	7/02/2017	—	—
	1,500	—	114.21	10/01/2017	—	—
	2,000	—	144.44	12/31/2017	—	—
	2,000	—	117.36	4/01/2018	—	—
	2,000	—	140.54	7/01/2018	—	—
	2,000	—	103.02	10/01/2018	—	—
	1,500	—	59.19	12/31/2018	—	—
	2,000	—	64.51	4/01/2019	—	—
	2,000	—	83.57	7/01/2019	—	—
	2,000	—	95.61	10/01/2019	—	—
	2,000	—	99.55	12/31/2019	—	—
	2,000	—	87.65	4/01/2020	—	—
	2,000	—	61.79	7/01/2020	—	—
	2,000	—	68.52	10/01/2020	—	—
	2,000	—	64.94	12/01/2020	—	—
	1,500	500	78.90	4/01/2021	—	—
	1,500	500	70.38	7/01/2021	—	—
	1,500	500	55.64	10/01/2021	—	—
	1,500	500	60.13	12/01/2021	—	—
	1,000	1,000	66.68	4/02/2022	—	—
	1,000	1,000	59.19	7/02/2022	—	—
	1,000	1,000	66.04	10/01/2022	—	—
	1,000	1,000	68.17	12/03/2022	—	—
	500	1,500	69.71	4/01/2023	—	—
	500	1,500	68.62	7/01/2023	—	—
	500	1,500	62.31	10/01/2023	—	—
	500	1,500	56.55	01/02/2024	—	—
	—	2,000	48.36	04/01/2024	—	—
	—	2,000	49.57	07/01/2024	—	—
	—	2,000	34.54	10/01/2024	—	—

	SAR Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexer- cised SARs Exercisable	Number of Securities Underlying Unexercised SARs Unexercisable	SAR Exercise Price	SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Beth G. Gordon	500	—	$92.67	4/27/2016	—	—
	500	—	83.44	7/03/2016	—	—
	250	—	71.87	10/02/2016	—	—
	250	—	79.77	12/31/2016	—	—
	500	—	81.42	4/02/2017	—	—
	750	—	101.97	7/02/2017	—	—
	750	—	114.21	10/01/2017	—	—
	1,000	—	144.44	12/31/2017	—	—
	1,000	—	117.36	4/01/2018	—	—
	1,000	—	140.54	7/01/2018	—	—
	1,000	—	103.02	10/01/2018	—	—
	750	—	59.19	12/31/2018	—	—
	1,000	—	64.51	4/01/2019	—	—
	1,000	—	83.57	7/01/2019	—	—
	1,000	—	95.61	10/01/2019	—	—
	1,000	—	99.55	12/31/2019	—	—
	1,000	—	87.65	4/01/2020	—	—
	1,000	—	61.79	7/01/2020	—	—
	1,000	—	68.52	10/01/2020	—	—
	1,000	—	64.94	12/01/2020	—	—
	750	250	78.90	4/01/2021	—	—
	750	250	70.38	7/01/2021	—	—
	750	250	55.64	10/01/2021	—	—
	750	250	60.13	12/01/2021	—	—
	500	500	66.68	4/02/2022	—	—
	500	500	59.19	7/02/2022	—	—
	500	500	66.04	10/01/2022	—	—
	500	500	68.17	12/03/2022	—	—
	250	750	69.71	4/01/2023	—	—
	250	750	68.62	7/01/2023	—	—
	250	750	62.31	10/01/2023	—	—
	250	750	56.55	01/02/2024	—	—
	—	1,000	48.36	04/01/2024	—	—
	—	1,000	49.57	07/01/2024	—	—
	—	1,000	34.54	10/01/2024	—	—

	SAR Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexer- cised SARs Exercisable	Number of Securities Underlying Unexercised SARs Unexercisable	SAR Exercise Price	SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John M. Vecchio	1,000	—	$92.67	4/27/2016	—	—
	500	—	83.44	7/03/2016	—	—
	500	—	71.87	10/02/2016	—	—
	500	—	79.77	12/31/2016	—	—
	1,000	—	81.42	4/02/2017	—	—
	1,500	—	101.97	7/02/2017	—	—
	1,500	—	114.21	10/01/2017	—	—
	2,000	—	144.44	12/31/2017	—	—
	2,000	—	117.36	4/01/2018	—	—
	2,000	—	140.54	7/01/2018	—	—
	2,000	—	103.02	10/01/2018	—	—
	1,500	—	59.19	12/31/2018	—	—
	2,000	—	64.51	4/01/2019	—	—
	2,000	—	83.57	7/01/2019	—	—
	2,000	—	95.61	10/01/2019	—	—
	2,000	—	99.55	12/31/2019	—	—
	3,000	—	87.65	4/01/2020	—	—
	3,000	—	61.79	7/01/2020	—	—
	3,000	—	68.52	10/01/2020	—	—
	3,000	—	64.94	12/01/2020	—	—
	2,250	750	78.90	4/01/2021	—	—
	2,250	750	70.38	7/01/2021	—	—
	2,250	750	55.64	10/01/2021	—	—
	2,250	750	60.13	12/01/2021	—	—
	1,500	1,500	66.68	4/02/2022	—	—
	1,500	1,500	59.19	7/02/2022	—	—
	1,500	1,500	66.04	10/01/2022	—	—
	1,500	1,500	68.17	12/03/2022	—	—
	750	2,250	69.71	4/01/2023	—	—
	750	2,250	68.62	7/01/2023	—	—
	750	2,250	62.31	10/01/2023	—	—
	750	2,250	56.55	01/02/2024	—	—
	—	3,000	48.36	04/01/2024	—	—
	—	3,000	49.57	07/01/2024	—	—
	—	3,000	34.54	10/01/2024	—	—

(1)

Each stock option and SAR granted to the Named Executive Officers and reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the first expiration date reported for stock options or SARs in the calendar year indicated above. Pursuant to his Retirement Agreement, all of Mr. Dickerson’s unvested SARs vested effective upon his retirement on March 3, 2014 and will expire by March 3, 2017. Pursuant to his Separation Agreement, all of Mr. Long’s unvested SARs vested effective upon his resignation on June 11, 2014.

(2)

The number of unearned RSUs was based on the target amount of the award and also includes 3,080 RSUs credited as a result of payment of cash dividends in respect of our common stock prior to vesting that were outstanding as of December 31, 2014. The market value represents the number of unearned RSUs multiplied by the closing price ($36.71) per share of our common stock on December 31, 2014. RSUs that are earned upon achievement of the performance goal vest in three equal annual installments beginning on March 3, 2015.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise of options and the vesting of stock awards by each of Named Executive Officers during the year ended December 31, 2014.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Marc Edwards	—	$—	—	$—
Lawrence R. Dickerson	—	—	—	—
Gary T. Krenek	—	—	—	—
Lyndol L. Dew	—	—	—	—
Beth G. Gordon	—	—	—	—
John M. Vecchio	—	—	—	—
William C. Long	1,252	24,985	—	—

(1)	Represents the aggregate difference between the exercise price and the market price of our common stock on the date of exercise.

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal stockholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. All such transactions are to be submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee will consider, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us.

Transactions with Loews. Prior to the initial public offering of our common stock in October 1995, or the Initial Public Offering, we were a wholly-owned subsidiary of Loews. In connection with the Initial Public Offering, we entered into agreements with Loews pursuant to which Loews provides certain management, administrative and other services to us and certain other obligations were assumed by the parties. These agreements, which are described below, were not the result of arm’s length negotiations between the parties.

Services Agreement. We are party to a services agreement with Loews, or the Services Agreement, pursuant to which Loews performs certain administrative and technical services on our behalf. Such services include personnel, internal auditing, accounting and cash management services, in addition to advice and assistance with respect to preparation of tax returns and obtaining insurance. Under the Services Agreement, we are required to reimburse Loews for (i) allocated personnel costs (such as salaries, employee benefits and payroll taxes) of the Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services. The Services Agreement may be terminated at our option upon 30 days’ notice to Loews and at the option of Loews upon six months’ notice to us. In addition, we have agreed to indemnify Loews for all claims and damages arising from the provision of services by Loews under the Services Agreement unless due to the gross negligence or willful misconduct of Loews. We were charged $1.1 million by Loews for these support functions during the year ended December 31, 2014.

Registration Rights Agreement. Under a Registration Rights Agreement dated as of October 16, 1995, as amended, between us and Loews, subject to certain limitations, we will file, upon the request of Loews, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of two remaining requests, in order to permit Loews to offer and sell any of our common stock that Loews may hold. Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. We have the right to require Loews to delay any exercise by Loews of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be adversely affected. In addition, we have the right to require Loews to suspend the use of any resale prospectus or prospectus supplement included in a “shelf” registration statement for a reasonable period of time, not to exceed 90 days in any one instance or an aggregate of 120 days in any 12-month period, if we are conducting or about to conduct an underwritten public offering of our securities for our own account, or would be required to disclose information regarding our company not otherwise then required by law to be publicly disclosed where such disclosure would reasonably be expected to adversely affect any material business transaction or negotiation in which we are then engaged. Subject to certain conditions, we have also granted Loews the right to include its shares of our common stock in any registration statements covering offerings of our common stock by us, and we will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews. We will indemnify Loews, and Loews will indemnify us, against certain liabilities in respect of any registration statement or offering covered by the Registration Rights Agreement, as amended.

Transactions with Other Related Parties. From time to time, we hire marine vessels and helicopter transportation services at the prevailing market rate from subsidiaries of SEACOR Holdings Inc. and, following its spinoff from SEACOR Holdings Inc. in January 2013, ERA Group Inc. Mr. Fabrikant, who is a member of our Board of Directors, is the Executive Chairman of the Board of SEACOR Holdings Inc. and the Non-Executive Chairman of the Board of ERA Group Inc. and is the beneficial owner of more than five percent of a class of outstanding voting securities of each company. For the year ended December 31, 2014, we paid $0.8 million for the hire of such vessels and such services.

For the year ended December 31, 2014 we made payments of $2.9 million to Ernst & Young LLP for tax and other consulting services. The wife of our former President and Chief Executive Officer is an audit partner at this firm.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 2)

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditors for 2015. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by our stockholders at the Annual Meeting. Even if this selection is ratified by stockholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders. If our stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection.

We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, with an opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders.

Audit Fees

Deloitte & Touche LLP and its affiliates billed the following fees for professional services rendered to us and our subsidiaries for the years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees (1)	$1,852,500	$2,141,900
Audit-Related Fees	—	—
Tax Fees (2)	110,200	68,900
All Other Fees	—	—

Total	$1,962,700	$2,210,800

(1)

Includes the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements and various statutory audits of our foreign subsidiaries.

(2)	Includes the aggregate fees and expenses for tax compliance and tax planning and consulting services.

Auditor Engagement and Pre-Approval Policy

In order to assure the continued independence of our independent auditor, currently Deloitte & Touche LLP, the Audit Committee has a policy requiring its pre-approval of all audit and non-audit services performed by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations. All other engagements for services which may be provided by Deloitte & Touche LLP must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated. Since its adoption of this policy, the Audit Committee or its designee has pre-approved all engagements by us and our subsidiaries for services of Deloitte & Touche LLP, including the terms and fees thereof, and concluded that such engagements were compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditor.

Our Board of Directors recommends a vote FOR Proposal No. 2.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including under the captions “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement.

At our 2011 annual meeting of stockholders, our stockholders voted on a proposal regarding the frequency of holding advisory votes on executive compensation. The stockholders approved, on an advisory basis, an annual advisory vote on the compensation of our named executive officers. In light of this result, our Board of Directors determined that an advisory vote to approve the compensation of our named executive officers will be conducted every year, until the next stockholder advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers which, in accordance with applicable law, will occur no later than our annual meeting of stockholders in 2017.

Our executive compensation program is designed to attract, motivate and retain highly qualified executives who are able to help achieve our company’s objectives and create stockholder value. Our executive compensation programs and goals are described in detail in the Compensation Discussion and Analysis and the level of compensation paid to our Named Executive Officers during the last three years is set out in the Summary Compensation Table and related information above. Our Compensation Committee believes that our executive compensation program is effective in achieving our goals.

This advisory vote on executive compensation is not binding on our Board of Directors. However, the Board and our Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

Accordingly, our Board of Directors recommends a vote FOR the following resolution:

“RESOLVED, that the compensation paid to our company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved on an advisory basis.”

SOLICITATION EXPENSES

We will bear the cost of preparing, printing and mailing Notices, this Proxy Statement and the accompanying proxy card and of this solicitation of proxies on behalf of our Board of Directors. In addition to solicitation by mail, we may solicit proxies personally, by telephone or other means. We intend to request brokerage houses, custodians, nominees and others who hold our common stock in their names to solicit proxies from the persons who beneficially own such stock and we will reimburse these brokerage houses, custodians, nominees and others for the reasonable costs of sending the proxy materials to the beneficial owners of our common stock.

COMMUNICATIONS WITH DIAMOND OFFSHORE AND OTHERS

Interested parties, including stockholders, wishing to communicate directly with the Lead Director, other non-management directors or the Board as a whole may do so by writing to Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary. Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. We will deliver all such communications to the director or directors to whom they are addressed.

Stockholder proposals intended for inclusion in the proxy statement to be issued in connection with our 2016 annual meeting of stockholders must be addressed to: Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary, and must be received no later than December 4, 2015.

Stockholder proposals submitted outside of the Commission’s procedures for including such proposals in our proxy statement must be mailed or delivered to the attention of the Corporate Secretary at the address above and must be received by our Corporate Secretary no later than December 4, 2015. If a proposal is received after that date, our proxy for the 2016 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2016 annual meeting of stockholders.

OTHER MATTERS

While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors

DAVID L. ROLAND
Senior Vice President, General Counsel and Secretary

DIAMOND OFFSHORE DRILLING, INC. 15415 KATY FREEWAY HOUSTON, TX 77094

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90251-P62774-Z65080                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DIAMOND OFFSHORE DRILLING, INC.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain

1a.  James S. Tisch

1b.  Marc Edwards

1c.  John R. Bolton

1d.  Charles L. Fabrikant

1e.  Paul G. Gaffney II

1f.  Edward Grebow

1g.  Herbert C. Hofmann

1h.  Kenneth I. Siegel

1i.  Clifford M. Sobel

1j.  Andrew H. Tisch

1k.  Raymond S. Troubh

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. Ratify the appointment of Deloitte & Touche LLP as the independent auditors of our Company and its subsidiaries for fiscal year 2015.

3. Approve, on an advisory basis, executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

							For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M90252-P62774-Z65080

DIAMOND OFFSHORE DRILLING, INC.

This proxy is solicited on behalf of the Board of Directors

for the 2015 Annual Meeting of Stockholders

on May 19, 2015

The undersigned hereby appoints Marc Edwards, David L. Roland and Gary T. Krenek, and any one of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the 2015 Annual Meeting of Stockholders of Diamond Offshore Drilling, Inc. (the “Company”) to be held at the offices of Loews Corporation, 667 Madison Avenue, New York, New York 10065 at 8:30 a.m. local time, and at any adjournments or postponements of said meeting, and to vote at such meeting the shares of stock the undersigned held of record on the books of the Company on the record date for the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors, and in accordance with the discretion of the persons designated above, with respect to any other business that may properly come before the meeting.

Continued and to be signed on reverse